As filed with the Securities and Exchange Commission on December 14, 1999

                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ONLINE POWER SUPPLY, INC.
                              --------------------
        (Exact name of small business issuer as specified in its charter)

               Nevada                            _______
(State or other jurisdiction of (Primary standard industrial (I.R.S. Employer incorporation or organization) classification code number) Identification No.)

  6909 S. Holly Circle, Suite 200, Englewood, Colorado 80112; Tel. 303.741.5641
    (Address, including zip code, and telephone number, including area code, of small business issuer's principal executive offices)

                Larry G. Arnold, 6909 S. Holly Circle, Suite 200
                     Englewood, CO 80112; Tel. 303.741/5641
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                       Copies to: Stephen E. Rounds, Esq.
                       The Law Office of Stephen E. Rounds
                      4635 East 18th Ave., Denver, CO 80220
                      Tel: 303.377.6997; Fax: 303.377.0231
                                 ---------------
Approximate date of commencement and end of proposed sale to the public: As soon as practicable after the registration statement becomes effective and concluding 120 days later.

If this Form is a post-effective amendment filed pursuant to Rule 429(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]


                                         CALCULATION OF REGISTRATION FEE

                                           Amount to          Proposed         Proposed Maximum     Amount of
Title of Each Class of Securities        be Registered         Maximum             Aggregate      Registration
     to be Registered                   in the Offering       Offering             Price(1)            Fee
                                                              Price Per
                                                             Security(1)

Common Stock                               1,257,726            $5.00         $6,288,630         $1,750.00
                                            Shares

Total Fee                                                                                        $1,750.00


(1) This statement will register the registrant's rescission offer under section 12(1) of the Act. Under rule 457(f), the registration fee is estimated based on the market value of the registrant's common stock (average of the bid and asked prices as of December 13, 1999) which is within 5 business days prior to the initial filing of this statement. The rate is based on $278.00 per $1,000,000 of securities offered.

Delaying amendment under rule 473(a): The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall be come effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

                  CROSS REFERENCE SHEET PURSUANT TO RULE 404(A)

         Cross reference between Item of Part I of Form SB-2 and the prospectus filed by the Company as part of the registration statement.

Registration Statement Form
Item Number                                           Heading in Prospectus
------------------------------------------            ------------------------

1.   Forepart of the Registration Statement           FRONT COVER and OUTSIDE
                                                      FRONT COVER PAGE

2.   Inside Front and Outside Back Cover              INSIDE FRONT COVER
     and Pages of Prospectus                          OUTSIDE BACK COVER

3.   Summary Information and Risk Factors             PROSPECTUS SUMMARY and
                                                      RISK FACTORS

4.   Use of Proceeds                                  NOT APPLICABLE

5.   Determination of Offering Price                  THE RESCISSION OFFER

6.   Dilution                                         DILUTION AND COMPARATIVE
                                                      DATA

7.   Selling Security Holders                         NOT APPLICABLE

8.   Plan of Distribution                             THE RESCISSION OFFER

9.   Legal Proceedings                                LITIGATION

10.  Directors, Executive Officers, Promoters         MANAGEMENT

11.  Security Ownership of Certain Beneficial         SECURITY OWNERSHIP OF
     Owners and Management                            CERTAIN BENEFICIAL OWNERS
                                                      AND MANAGEMENT

12.  Description of Securities                        DESCRIPTION OF SECURITIES

13.  Interest of Named Experts and Counsel            NOT APPLICABLE

14.  Disclosure of Commission Position on             MANAGEMENT -
     Indemnification for Securities Act Liabilities   INDEMNIFICATION

15.  Organization Within Five Years                 PROSPECTUS SUMMARY and
                                                    BUSINESS

16.  Description of Business                        BUSINESS OF ONLINE

17.  Management's Discussion and Analysis           MANAGEMENT'S DISCUSSION
     of Financial Condition and Results of          AND ANALYSIS OF FINANCIAL
     Operations                                     CONDITION AND RESULTS OF
                                                    OPERATIONS

18.  Description of Property                        BUSINESS OF ONLINE

19.  Certain Relationships and Related              CERTAIN TRANSACTIONS
     Transactions

20.  Market for Common Equity and Related           MARKET FOR COMMON STOCK
     Stockholder Matters                            RELATED STOCKHOLDER
                                                    MATTERS

21.  Executive Compensation                         MANAGEMENT - EXECUTIVE
                                                    COMPENSATION

22.  Financial Statements                           FINANCIAL STATEMENTS

23.  Changes in and Disagreements with              NOT  APPLICABLE
     Accountants on Accounting and
     Financial Disclosure

                            ONLINE POWER SUPPLY, INC.    SUBJECT TO COMPLETION
                                                         PRELIMINARY PROSPECTUS
                                                         DATED DECEMBER 14, 1999

  RESCISSION OFFER TO PAY $1,436,280 CASH FOR 1,257,726 SHARES OF COMMON STOCK

         OnLine Power Supply, Inc. (the "Company") may have violated the Securities Act of 1933 (the "1933 Act") and the securities laws of some states (the "state laws"), when the Company sold securities in 1998 and 1999. To eliminate the uncertainty involving these possible violations, we are now offering to buy from you, for cash, the shares of common stock held by the former holders of the series A and series B preferred stock who invested cash in the Company in 1998 and 1999 (these shares were converted to common stock in December 1999), and the shares of common stock held by those persons who invested cash in the Company in early 1998. In this prospectus, all of these shares of common stock which we offer to buy are referred to as the "rescission shares." This offer is open to the holders of record of the rescission shares as of the date of this original prospectus (January __, 2000, referred to as the "record date"), and to those persons who owned rescission shares but who have sold or otherwise disposed of their original shares before the record date, subject to state laws. However, because of certain state laws, we may not be able to make this offer to all eligible shareholders. In this prospectus, "you" means the shareholders who are eligible for this offer and to whom this offer can be made under state laws. This offer is not open to any other shareholder of the Company. See "The Rescission Offer."

         Subject to the terms and conditions stated in this prospectus, and in the letter of transmittal which is included in this prospectus, you have the right to a refund in cash of what you originally paid for your rescission shares, plus interest at the rate you are entitled to receive under state laws. If you no longer own all your rescission shares, you have the right to be paid the difference between what you originally invested and what you received when you sold or disposed of your shares, plus interest on the amount of your original total investment. Your decision must cover all of your rescission shares; you cannot get a refund for some and keep the rest. If you ask for a refund of your investment, plus interest, your decision will be irrevocable and cannot be withdrawn.

         You have the right to keep your rescission shares and not be paid anything for your rescission shares. If you decide to keep your rescission shares, your decision will be irrevocable. This purchase offer will not be made again. Your shares will be continue to be "restricted securities" under the 1933 Act and SEC rule 144. An investment in the Company is subject to significant risks. Please read the "Risk Factors" in this prospectus carefully before making your decision. No commissions will be paid to anyone in connection with this offer. This offer is made by the officers and directors of your Company. None of the officers or directors, or any owner of 5% of more of the common stock, own any rescission shares, and therefore none of them will participate in this offer. do
         Our common stock is traded on the OTCBB ("ONLN"). The last reported sales price was $__ on January __, 2000. Most of the rescission shares were sold at an effective price of $1.00 per share (for the series A and series B preferred stock, which have been converted to common stock); some of the rescission shares were sold for $5.00 per share.


Neither the Securities and Exchange Commission nor any state securities regulators have approved the OnLine stock which is the subject of this rescission offer under this prospectus, or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         This rescission offer will be open until the close of business on March __, 1999 (the 35th calendar day after the date of this prospectus, referred to as the "Expiration Date" subject to an extension of up to 30 days). Refund requests will be processed and paid as the completed letters of transmittal are received.

                 The date of this Prospectus is January __, 2000

         Beneficial owners of rescission shares (i.e., persons who hold their stock in "street name") must contact their broker, dealer, commercial bank, trust company or other nominee if the beneficial owners want to participate in this offer.

         We have not authorized any person to make any recommendation on behalf of us as to whether you should ask for a refund of your investment plus interest, or keep your rescission shares. No one has been authorized by us to give any information or make any representations in connection with this exchange offer, other than what is contained in this prospectus and the letter of transmittal. If given or made, such recommendations, information or representations must not be relied upon as statements made by us. The delivery of this prospectus shall not under any circumstances create any implication that the information contained in this prospectus, or in any addendum to it, is correct as of any time after the date on the front of those documents, or that there has been no change in the information contained in them, or in the affairs of the Company, since that date.

         This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the rescission shares by any person in any jurisdiction in which such an offer or solicitation would be unlawful.

WHERE YOU CAN FIND MORE INFORMATION

         GOVERNMENT FILINGS. Since January __, 2000, we have been registered with the Securities and Exchange Commission (the "Commission" or the "SEC") under section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). Our SEC file number is 000-___. Since that date, we have been filing quarterly and special reports, and will soon be filing with the SEC our annual reports (by March 31, 2000). Our fiscal year ends on December 31. Our filings are available to the public over the Internet at the SEC's web site located at http://www.sec.gov. This prospectus is part of our registration statement (SEC file no. 333-___) which we filed with the Commission. The exhibits and a limited amount of other information which was filed with the registration statement are not included in this prospectus. The entire registration statement is available to you over the SEC's web site. Also, you may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Information about that reference room in Washington, D.C. can be obtained by calling the SEC at 1.800.SEC.0330.

FORWARD LOOKING STATEMENTS

         Except for the historical information, all of the information which is contained in this Prospectus are "forward looking" statements within the meaning of section 27A of the 1933 Act and section 21E of the Securities Exchange Act of 1934. Specifically, all statements in this prospectus (other than statements of historical fact) regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward- looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. These statements involve known and unknown risks, including the risks resulting from economic and market conditions, accurately forecasting operating and capital expenditures and capital needs, successful anticipation of competition which may not yet be fully developed, the uncertainties of litigation, and other business conditions. The use in this prospectus of the words "anticipate," "believe," "estimate," "expect," "may," "will," "continue" and "intend" and similar words or phrases, are intended by us to identify forward-looking statements (also known as "cautionary statements"). These statements reflect our current views with respect to future events. They are subject to the realization in fact of assumptions, but what we now think will happen may be turn out to be inaccurate or incomplete. Our actual operating results and financial performance may prove to be very different from what we now predict or anticipate. The investment risks discussed under "Risk Factors" below specifically address some of the factors that may influence future operating results and financial performance.

         Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Based on changing conditions, should any one or more of these risks or uncertainties materialize, or should any of our underlying assumptions prove incorrect, actual results for the Company may vary substantially from what we now anticipate, believe, estimate, expect or intend. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

                               PROSPECTUS SUMMARY

         Except for the information under "The Rescission Offer" and "Price Range of Common Stock and Related Stockholder Matters," the information presented below is a summary which is provided for your convenience. The summary information is qualified in its entirety by reference to the full text and more specific details contained in this prospectus and the letter of transmittal. In this prospectus, "we,""us," "our," "OnLine" and "Company" refer to OnLine Power Supply, Inc.

                          BUSINESS OF ONLINE - SUMMARY

         THE COMPANY. The Company originally was a Colorado corporation organized in 1991 under the name "Roth Financial Fitness, Inc." to sell personal financial improvement programs to consumers. In 1995 we changed our business to the entertainment industry to sell music and film to consumers; we changed our name to "OnLine Entertainment, Inc." and changed our state of incorporation to Nevada in 1995. In 1996, we merged with Glitch Master Marketing, Inc. and changed our business focus again to the electrical power supply industry. This merger was accounted for as a reverse acquisition. On December 2, 1999 we changed our name to "OnLine Power Supply, Inc." to better reflect our current business model. Through September 30, 1999 we conducted our business through two wholly-owned subsidiaries: Glitch Master Marketing, Inc. and OnLine Power Supply, Inc. In December 1999 we transferred the assets of the subsidiaries and dissolved them. This action was taken to simplify our accounting systems and will not affect our operations or consolidated financial statements.

         We employ 20 people and will hire more technical personnel in 2000. Our offices are located at 6909 South Holly Circle, suite 200, Englewood, Colorado 80112; telephone 303.541.5641 (fax 303.741.5679).

         OPS LINE. We have developed proprietary technology for what we believe are better power supply systems for electronic devices. The electrical current (power supply) going into such devices has to be converted and controlled so that the power is constantly supplied in the right format and amounts, with little or no surge or sag. Computers, for example, must use direct current (steady flow, or "DC"), but most output from electrical suppliers (utilities) is alternating current ("AC"). There is a power supply system in every computer which converts the AC power into DC. These computers are used in personal computing, industrial applications, telecommunication switching stations, and a host of other commercial, government and medical uses.

         There are two basic technologies for converting AC power to DC power: linear and switching. Linear power supply technology has been around since the turn of the century. It consists of a transformer, bridge rectifier and a filter cap. It is bulky, heavy and very inefficient, dissipating over 50% of its power to heat. A 200 watt power supply weighs approximately 40 lbs. and is 19" x 10" x 7", however, the advantage is a very clean, smooth output of the voltage and current which is needed in many applications.

         Thirty years ago, electrical engineers discovered how to increase the efficiency and size of the linear power supply by immediately changing AC power to DC power then switching the transformer on and off at high speeds to create the flow of power across the transformer. This is known as switching technology. The downfall of this technique is noisy power (switching the transformer on and off creates huge surges, spikes, harmonics and radiated noise in systems). However, motors and logic circuits don't mind this noise. Therefore, the computer industry exclusively uses these power supplies. They are large and inefficient. Because they are inefficient, a lot of electrical power going into the system is wasted and lost to heat; almost all computers using the traditional switching technology must use ventilating fans to keep the systems' operating temperatures cool. Also, more capacity (a bigger system) is needed to compensate for inefficiencies.

         We believe we have developed a significant improvement to the switching technology, by designing semi-conductor controls into the switching technology to create high efficiency systems that enhance voltage conversion. This new product line features significant improvement in efficiency (93% efficient compared to 50%-70% in current technology), size and weight (80% lighter) and a reduction in parts count of up to 50%.

         We have filed applications to patent our OPS technology, and one patent has been issued. Some of our products have been certified by Underwriters Laboratories and have passed rigorous tests designed to measure the life span of the products in the field.

         Presently, we are in discussions with a number of potential customers who may buy our OPS products. We are making prototype versions of our products for evaluation by potential customers, which include some of the larger corporations in the United States. We have sold only a few of the OPS products as demonstration units, and we have not signed any contracts yet. Manufacturing will be done by others, so we won't have to build factories. We are in discussions with Saturn Electronics and Engineering, Inc. to have that company make our products for us, but we don't have a signed agreement yet. Our marketing is conducted both by employees and through a network of independent distributors.

         We have estimated that the total annual United States market for the size of power supply systems which we have designed is approximately $4 billion, meaning that original equipment manufacturers ("OEM") and end users in the United States buy that dollar volume every year. Another $5 billion is spent on power supply systems in Europe and Asia every year. We believe this volume will increase over the next several years. Our business model projects that our products will become the new standard for power supply systems, meaning that our OPS line will be "designed into" new generations of advanced electronic devices. Our competitors' current products will not fit the new standard of efficiency, size and weight, which should enable us to capture a share of the annual market.

         Presently we are estimating that if we obtain contracts for the OPS products, our per unit sales price would be from $150 to $500. Our potential customers may order from 50,000 to 150,000 units in 2000 and 2001. Based on detailed discussions with Saturn Electronics and Engineering, Inc. our direct operating costs are estimated to be 50% or less of sales. Therefore, if we can sign contracts for this line, we may have sales revenues in 2000 and 2001, but whether we can make any profits in this period of time will depend on the amount of our general and administrative, engineering, and product design costs.

         PPC LINE. For several years we have been selling the "Glitch Master" power circuit which is installed in computers to protect and maintain the power supply system. The main target is users of personal computers and workstations. The circuit is installed to prevent damage resulting from momentary power outages which lead to data loss, hardware and software damage, and resulting delays in operations from having to restart computer systems after failure. The Glitch Master power circuit has been made for us by independent manufacturers.

         In 2000 we will be incorporating some of the features of the Glitch Master power circuit into a new power protection circuit ("PPC") which will be built into the OPS line of products. We have recorded revenues from sales of the Glitch Master product in 1998 and 1999, but presently are not predicting sales revenues in 2000 because our technology is being incorporated into the PPC and we don't have a sales history for this new product.

         SUMMARY OF RESCISSION OFFER (see "The Rescission Offer" for complete information).

         Record Date and Expiration Date Eligible holders of shares of common stock on January __, 2000. The offer expires on March __, 2000 (subject to extension for another 30 days in our discretion).

         Offer We are offering to buy back all of your common stock for cash equal to what you originally invested plus interest under your state's law (calculated from the first day of the month when you invested, through the date when we receive you accept our offer). If you have sold your stock, we will pay you the difference between what you invested and the amount you received for your stock, plus interest under your state's law.

                              You are not required to accept our offer. You may keep your stock, but we will not offer to buy your stock again. If you accept our offer, your decision is final and cannot be changed.

         Market Prices Our common stock is traded on the OTCBB ("ONLN"). The last reported sales price was $__ on January __, 2000. See "Price Range of Common Stock and Related Stockholder Matters."

         Conditions           If you  accept  our offer,  we must  receive  your
                              letter of transmittal and your stock certificate before the Expiration Date. If we don't receive these documents from you, we will assume you want to keep your stock.If you want to keep your stock, please so indicate in your letter of transmittal and send it to us.

         Delivery of Documents If you accept our offer, your letter of transmittal Rescission Offer Agent and your stock certificate must be returned to our transfer agent, Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive south, suite 430, Denver, Colorado 80209; telephone 303.282.4800 (fax 303.282.5800).
                              CST will tell us how much stock is being returned, and we will pay the cash directly.

                                 CAPITALIZATION

         We have prepared a table showing our capitalization at September 30, 1999, and adjusted as of that date (1) to reflect a range of acceptance of the rescission offer (25%, 50% and 100%), as if the offer had occurred and been finished as of September 30, 1999, and (2) to reflect the December 1999 issue of a 6% dividend in preferred stock on the series A and series B preferred stock, and the December 1999 conversion of all series A and series B preferred stock to common stock, all as if the dividend issue and conversion of the two series of stock had occurred as of September 30, 1999. The costs of this offer are not reflected in the table (approximately $50,000, being legal and accounting fees, filing fees, etc.).

         You will note that due to the nominal par value of the common stock ($.0001) there is little change in stated value of the common stock as a result of the rescission offer.

         Because of the December 1999 conversion of all series A and series B preferred stock into common stock, the table reflects the rescission offer as only affecting the common stock, total stockholders' equity, and total capitalization. Additional capitalization from sales of more common stock for cash subsequent to September 30, 1999, and possible issuance of common stock on exercise of options held by management, are not reflected in the table.


                                               ACTUAL AT                       OFFER ACCEPTANCE
                                                            ----------------------------------------------------
                                                 9/30/99               25%               50%              100%

Long-term Liabilities                    $        92,950    $       92,950     $       92,950   $         92,950

Stockholders' Equity

Preferred Stock
  No Designation Preferred
  $.0001 par value
  Stated value                                        1                 1                  1                  1
  12,467 shares issued
  and outstanding
  actual and adjusted

Series A Preferred
   $2.00 stated value
   250,000 shares authorized
   131,000 shares issued
   and outstanding actual,               $      262,000
   -0- issued and outstanding
   as adjusted                           $                             -0-                -0-                -0-

Series B Preferred
  $2.00 stated value
  200,000 shares authorized
  450,634 shares issued and
  outstanding actual,                    $      901,268
  -0- issued and outstanding
  as adjusted                            $                             -0-                -0-                -0-

Common Stock

  Common , $.0001 par value              $
  50,000,000 shares authorized
  12,765,676 shares issued and
  outstanding actual                              1,277             1,260              1,244              1,206

  13,629,623 shares issued and
  outstanding adjusted for 25%

  13,367,357 shares issued and
  outstanding adjusted for 50%

  12,765,676 shares issued and
  outstanding adjusted for 100%

Additional Paid-in-Capital               $    8,533,102     $   9,371,968      $   9,047,563    $     8,398,760
Total Shareholders' Equity                      446,474           122,054           (202,367)          (851,208)
Retained Deficit                             (9,251,174)       (9,251,174)        (9,251,174)        (9,251,174)
                                         --------------     -------------      -------------    ---------------

Total Capitalization                    $      446,474     $     122,054      $    (202,367)   $      (851,208)
                                        ==============     =============      ==============   ================

                          SUMMARY FINANCIAL INFORMATION

         The Company was formed in 1991. From that date through mid-1996 we involved in two business endeavors which were not successful. In mid-1996 we merged with Glitch Master Marketing, Inc. and began to focus on the power system device market. From mid-1996 through September 30, 1999, we have raised approximately $3,400,000 to fund the development of the OPS product, pay our marketing costs, and prepare for manufacturing.

         We have prepared a table showing some of the information which appears in our consolidated financial statements as of December 31, 1998 and September 30, 1999, and for the two years ended December 31, 1998 and the nine months ended September 30, 1999. You should note that the information at and for the nine months ended September 30, 1999 is not necessarily indicative of the results of our operations to be expected for the full year ending December 31, 1999, because we may make year-end adjustments to the nine month data. Presently we don't know of any such adjustments which we will be making, however.

         The information in the table is qualified in its entirety by the full financial statements and notes thereto which are included in this prospectus. You also should read the information we have prepared in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" which explains some of the financial data.


BALANCE SHEET DATA            SEPTEMBER 30, 1999            DECEMBER 31, 1998             DECEMBER 31, 1997
------------------            ------------------            -----------------             -----------------
Assets                        $ 1,076,474                   $   742,784                   $  612,934
Liabilities                   $    630,000                  $   613,435                   $  225,884
Working Capital
 (Deficit)                    $      68,782                 $  (274,970)                  $    54,501
Stockholders' Equity          $    446,474                  $   129,349                   $  387,050


                                                               YEAR ENDED                    YEAR ENDED
OPERATING DATA                SEPTEMBER 30, 1999            DECEMBER 31, 1998             DECEMBER 31, 1997
                                                            -----------------             -----------------
Revenue                       $   258,978                   $      262,564                $   180,559
Loss from Operations          $  (899,777)                  $  (1,303,908)                $  (599,395)
Net Loss                      $  (940,088)                  $  (1,513,917)                $  (636,663)
Basic and Diluted Loss
per Common Share              $       (0.08)                $           (0.14)            $       (0.08)
Shares of Common
Stock Used in
Computing Data(1)               12,168,109                    11,062,039                    8,428,377


         (1) Does not reflect the December 1999 conversion of series A and series B preferred stock into common stock. On a pro forma basis, there would have been 13,398,653 shares of common stock issued and outstanding as of September 30, 1999 if the conversion of preferred stock is deemed to have occurred as of that date.

           PRICE RANGE OF COMMON STOCK AND RELATED STOCKHOLDER MATTERS

         Our common stock is traded on the over-the-counter market on the "OTC Electronic Bulletin Board ("OTCBB") under the symbol ("ONLN"). None of the preferred stock has been traded. The high and low bid quotations for the common stock, by quarters, starting when trading commenced in the second quarter of 1998 as reported by the OTCBB were as follows:

         Quarter Ended                     High                Low
         -------------                     ----                ---

         June 30, 1998                   $ 4                $ 3 1/2
         September 30, 1998                2 5/8              2 9/16
         December 31, 1998                 1 3/8                 15/16

         March 31, 1999                    3 3/8              2 3/16
         June 30, 1999                     2 15/16            2 11/16
         September 31, 1999                3 1/4              2 13/16
         December 31, 1999                 5 5/8              5

         At December 13, 1999 we had _____ shareholders of record owning 12,467 shares of preferred stock (without designation), and ____ shareholders of record owning 16,426,566 shares of common stock. The number of shares of common stock includes the shares issued on conversion of all series A and series B preferred stock and the dividend thereon. See "Description of Securities." If the rescission offer is accepted at the following levels, we would have issued and outstanding shares of common stock: 15,168,840 shares if 100%; 15,797,704 shares if 50%; and 16,112,135 shares at 25%.

         We have not declared any dividends and don't expect to declare any from any future profits in the foreseeable future. We will keep any profits to expand our operations.

                              THE RESCISSION OFFER

         BACKGROUND OF THE RESCISSION OFFER AND THE 1933 ACT; ESTIMATED AMOUNT OF THE CONTINGENT LIABILITY. From September 1997 through September 1999, the Company sold securities to 182 investors for $1,845,050 in cash: 135,932 shares of common stock (at $5.00 per share) which includes 26,882 of the rescission shares, and 580,445 shares of series A and series B cumulative convertible preferred stock (at $2.00 per share except for 2,250 shares at $4.00 per share). The series A and series B preferred stock had the same rights. In December 1999, we converted all of the preferred stock, plus another 34,827 shares of preferred stock which we issued to pay the 6%
annual dividend on the series A and series B stock, for a total of 615,272 preferred shares, into a total of 1,230,544 shares of common stock. See "Description of Securities." At the time, we believed that these shares had been sold in three separate securities offerings ("private placements") and we believed each these offerings was exempt from SEC registration under provisions of the 1933 Act and under similar registration exemptions of the state securities laws.

         During this period of time we issued other shares of common stock (for cash, to pay for services, pay off some debt, acquire Renaissance Systems, Inc. and its power supply technology, and pay commissions). Please see the financial Statements (consolidated statement of shareholders' equity) for information on these transactions. these shares were issued in transactions which we believe were exempt from SEC registration under the 1933 Act and state securities laws and these shares are not part of the "private placements rescission shares" which we offer to buy from you under this prospectus.

         Facts recently coming to our attention have created some uncertainty whether the exemptions from SEC registration under the 1933 Act were available to the Company for the rescission shares sold in the private placement. Specifically, the Company had sold other securities in the 12 month period before September 1997. In addition, considered as a group, there were more than 35 "nonaccredited investors" among the investors who paid the last $134,000 of the money raised from sale of shares of common stock in the first part of 1998. Further, there were more than 35 "nonaccredited investors" in the group of investors who paid all of the money raised from sale of shares of series A and series B preferred stock. Under SEC rules, in general an individual investor is "nonaccredited" if he or she has a net worth of less than $1 million (either singly or together with a spouse), or historical and current expected annual net income of less than $200,000 ($300,000 together with a spouse).

         Based on the foregoing facts, we believe it is uncertain whether the Company in fact had an exemption from SEC registration available to it with respect to the last $134,413 raised from the sale of shares of common stock in the first few months of 1998. We also believe it is uncertain whether an exemption from registration was available to the Company with respect to all of the $1,165,390 raised from the sale of shares of preferred stock. Therefore, we believe the Company may have a contingent liability of approximately $1,436,280 (based on $1,299,803 of original investment plus $136,480 of interest for 18 months at an average annual rate of 7%). This amount will change as interest accrues at the state law rates. A "contingent liability" is a potential financial liability to pay an amount in the future, depending on the outcome of future events which cannot be predicted.

         In general, section 5 of the 1933 Act requires all offers and sales of securities in interstate commerce in the United States to be registered with the SEC. The offer and sale of securities is presumed to be a "public offering" which must be registered under section 5. If an offer and sale is not registered, it must be either exempt or illegal. Among the exemptions from section 5 registration are the "private placement" transaction exemptions provided by section 3(b) and SEC rule 505, section 4(2) and SEC rule 506, and section 4(6), all such sections being within the 1933

Act. Another exemption from section 5 registration with the SEC is the SEC's rule 504 exemption under section 3(b); this is not a private placement exemption but rather an annual exemption from SEC registration for up to $1 million in securities sold (less the amount of other securities sold in the prior 12 months using rule 504 or in violation of section 5). The issuer always has the burden of proof that it complied with the conditions to the availability of an exemption for each of its claimed exempt offerings. If the transactions are not registered, and the issuer cannot sustain the burden of showing how it complied with the conditions to one of the 1933 Act exemptions, the offer and sale of such securities would be illegal under the 1933 Act.

          We are not certain that the Company's offer and sale of the preferred stock part of the rescission shares was exempt under the "safe harbor" rules of the SEC (rules 505 and 506) because of the number of nonaccredited investors in the series A and series B preferred stock (which might be deemed to have been one "integrated" offering under SEC rules). The section 4(6) exemption is not available to us because some nonaccredited persons bought preferred stock, and only accredited investors are permitted under section 4(6) offerings. Also, we are not certain that the last $134,000 raised from selling shares of common stock was exempt under rule 504 (we might have exceeded our allowable ceiling for this kind of exempt offering). Still, these transactions might be exempt under federal court decisions which have interpreted "public offering" and related terms over the years. However, the federal court decisions taken as a whole do not give clear guidelines on what is, or isn't, an exempt offering, and in some areas the court decisions are not in agreement on this matter.

         The principal remedy under the 1933 Act for violations of section 5 is provided by section 12(a)(1) which allows investors in an offering to sue for a refund of what was paid for the securities (a "rescission action"), plus interest. Section 13 of the 1933 Act bars recovery in the courts by investors under section 12(a)(1) unless in a suit brought within one year of the later of the investment transaction or the date of delivery of certificates for the securities. None of the investors who bought the rescission shares have told us they intend to sue the Company to get their money back, under either federal or state laws.

         PURPOSE OF THIS RESCISSION OFFER. The determination of the question of ultimate liability is one for the courts to whom is confided the interpretation of section 12(1) of the 1933 Act. We presently do not know whether the Company violated the 1933 Act's registration provisions, but we do know that it is important to eliminate the financial and legal uncertainty surrounding the financing from sale of the rescission shares. Until it is eliminated, whether by paying back all the money or having the investors decide to keep their rescission shares, there will be financial uncertainty because if we need more equity or debt financing in the future, potential sources of the financing will need to know where the funds are going to be allocated. Paying off contingent liabilities that mature into claims is usually not acceptable as a use of funds. Also, until it is eliminated, there is legal uncertainty because we could be involved in court proceedings to force a refund of the invested money. This kind of legal uncertainty impacts potential sources of financing we might need in the future, and also would be expensive to defend in the courts and take up management's time to the detriment of running our business.

         Therefore, with this prospectus we offer you a refund of your money, plus interest at the rate in effect in your state. If you accept the offer, you will be paid cash for your investment and you will return your stock certificate to the Company (or, if you don't own all the shares, you will be paid the difference between what you sold them for and what you invested to buy those shares), in both cases including interest on the whole original invested amount. If you tell us you have decided to keep your shares, or if we don't hear from you (receive your executed and completed letter of transmittal) at all by the Expiration Date of this offer, you will be barred from filing any claims against the Company under section 12(1) of the 1933 Act. If you decide to keep your shares, your shares will continue to be "restricted securities" as that term is defined in SEC rule 144. See "Resale of Shares Under Rule 144" below.

         STATE SECURITIES LAWS - GENERAL. Investors in 18 states bought the rescission shares. In the majority of these states, we believe that the offer and sale of the securities was exempt from the registration provisions of state securities laws because the securities were restricted under the 1933 Act, or because the investors in the particular state were accredited, or because there were a limited number of investors in the state. These states do not generally require a pre-sale or post-sale filing to perfect the exemption from registration of the offer and sale of securities with the state securities administration agency.

         However, it has come to our attention that the offer and sale of the rescission shares in some of the states may not have been exempt from those states' registration provisions. Therefore, investors residing in some of the states may have the right under state laws to a refund of their investment, with interest (in most of the states). The statutes of limitations for filing a claim in state courts are usually longer than the one year available under the 1933 Act.

         We currently intend to make this offer to all eligible shareholders to remove the financial and legal uncertainty under both federal and state laws associated with the offer and sale of the rescission shares. However, some of the states may not allow this offer to be made in those states, or we may find it is not practical or advisable to comply with the requirements of each and every applicable state. Therefore, we reserve the right not to make this rescission offer in any state where we in our sole discretion determine that it is not possible or it is not practical or advisable for the Company to make this rescission offer in that state.

         Holders of rescission shares who reside in any states where we do not make this rescission offer will keep their shares. Their legal rights under the 1933 Act and resident state securities laws will not be affected by this rescission offer.

         STATE SECURITIES LAWS - INTEREST RATES. All of the state laws where eligible shareholders reside allow for the recovery of annual interest at the rate of 6% (not compounded) on the amount of original investment, except for 8% in Colorado, Missouri and Washington; 10% in Illinois; and __% in California, __% in New Mexico; __% in Pennsylvania, __% in Texas, and __% in Wisconsin. There is no statutory provision for recovery of interest in New York or Ohio, although under certain circumstances state courts will award interest on claims.

  SOURCE OF FUNDS TO PAY THE RESCISSION OFFER; IMPACT ON OUTSTANDING SECURITIES

         The Company has enough cash on hand to pay the estimated $1,436,280 which would be required to purchase all the rescission shares that you own. The Company would still have enough cash to pay operations through 2000 without any positive cash flow from operations. See "Management's Discussion and Analysis of Operations." We believe that if the market price for our common stock stays within the trading range of $4.00 to $5.50 which has been experienced since early September 1999, many of you may elect to keep your shares, which would reduce the payout and increase cash available for working capital going forward.

         There are no loan agreements or other restrictions on our ability to pay cash in this rescission offer. Also, the Company is incorporated under Nevada law. Under Nevada law we are allowed to to buy back stock if after payments to you, we will be able to pay our debts as they become due in the usual course of business, and our total assets will be more than our total liabilities.

         At the record date, there are ____ shares of common stock issued and outstanding. If all eligible shareholders accept the rescission offer, the Company will have purchased 1,257,726 shares of common stock (which will be retired and canceled), and then there would be ___ shares of common stock issued and outstanding.

         RESALE OF SHARES UNDER RULE 144

         The Company never has sold "free trading" shares of common or preferred stock or any other securities pursuant to any exemption from registration under the 1933 Act or state securities laws. The Company never has sold free trading shares of common or preferred stock or any other securities under a registration statement filed with the Commission. Approximately 4,710,000 shares of common stock (currently the "public float") were sold by the Company rom 1991 to 1996 to persons not now affiliated with the Company. These shares are (or could be) free trading because the resale restriction under rule 144 has expired and the restriction has been or could be removed from the shares. Shares of the Company which are traded in the OTCBB market are part of these shares. All of the other shares of common stock are restricted securities under rule 144, including the shares of common stock into which the shares of series A and series B preferred stock was converted in December 1999.

          Resales to the public of these restricted securities will be permitted only in accordance with the manner and notice of sale requirements, the limitations on the number of shares which can be sold, and the other requirements of rule 144.

         In general, rule 144 permits the holder of restricted securities to sell, in any three month period, an amount of securities of the issuer which does not exceed one percent of all the outstanding securities of the issuer. Rule 144 sales must be made to a market maker or in brokerage transactions, and a Notice of Sale on Form 144 must be filed with the Commission. The securities to be sold must have been owned for at least one year after purchase. Under rule 144(k), restricted securities which have been held by nonaffiliates of the issuer for at least two years may be sold without having to comply with the volume, manner of sale or notice filing requirements of rule 144, provided that the seller has not been affiliated with the issuer for at least three months prior to the date of sale of the restricted securities.

         The conversion of series A and series B preferred stock to common stock, and your receipt of more shares of common stock in payment of the 6% annual dividend, have not changed your rule 144 holding period (which started when you bought your stock from the Company). Also, this rescission offer will not affect your rule 144 holding period if you decide to keep your stock.

         FEDERAL INCOME TAX CONSEQUENCES

         We have not obtained a legal opinion from tax lawyers about the tax consequences of this exchange offer. The following is a summary of certain of the United States federal income tax aspects of this exchange offer as we understand them. You should consult with your own advisors about how the exchange offer will affect you, depending on whether you take cash or keep your stock. The summary does not address the tax consequences to holders of rescission shares who may not hold them as "capital assets" under section 1221 of the Internal Revenue Code of 1986 (the "Code"). Also, the summary does not discuss the tax consequences to holders of rescission shares who may be subject to special treatment under the Code, such as dealers in securities, tax-exempt entities, foreign holders, regulated investment companies, and others.

         Our discussion does not describe any tax consequences arising from tax laws of any state or local jurisdiction. Our discussion is limited to the current Code and IRS regulations, and does not take into account changes which could be made at any time to the Code or the IRS regulations.

         The following discussion is limited to the United States federal income tax consequences relevant to a holder of rescission shares that is (1) a citizen or resident of the United States, (2) a corporation or partnership organized in the United States, (3) an estate, or (4) a trust if its decisions are controlled by one or more United States persons.

         CONSEQUENCES OF ACCEPTING THE EXCHANGE OFFER. If you decide to take a refund of your investment, you will recognize ordinary income and be subject to tax under the Code, but only on the interest paid to you. You will be paid in 2000, so you will have to report this income in your 2001 tax return.

         CONSEQUENCES OF KEEPING THE RESCISSION SHARES. If you decide to keep your rescission shares, you will not recognize any kind of income or loss under the Code because of your decision. However, you will recognize income or loss from the future sale or other disposition of your rescission shares, depending on whether you sell them for more or less than your investment amount.

         CONSEQUENCES OF THE DIVIDEND AND COMMISSION OF PREFERRED STOCK. Your receipt of the shares of preferred stock to pay the 6% dividend on your preferred stock will be taxable income to you in 1999 and you will have to report this income on your tax return. The conversion of your preferred stock to common stock may not be taxable for you. You should consult your own advisors on these matters.

RISK FACTORS

         An investment in the common stock of the Company involves substantial risks. In deciding whether you should keep your rescission shares, or accept our offer for a cash refund plus interest, you should carefully consider the following factors, in addition to the other information and financial data in this prospectus.

         Any of the risks described below could materially and adversely affect our business, operating results, financial condition, and the market price of our common stock. Other risks may develop in the future which we cannot identify at the present time.

                      RISK FACTORS RELATING TO OUR COMPANY

         So far, we have lost money in our business. Except for fiscal 1996 (when we earned a profit of approximately $19,000), we have incurred net losses since inception and expect to incur significant losses for at least the first six months of 2000 if not longer. At December 31, 1998, the total retained deficit was $9,552,243, including the $1,240,241 net loss recorded for fiscal 1998. For the nine months ended September 30, 1999, we lost $917,175 from operations. These operating losses are expected to continue at least through the first two quarters of fiscal 2000 and may continue later, depending on our success in signing contracts and selling our products at a profit.

         We have only recently had working capital available to us to keep operations going for a while. At December 31, 1998, we had a working capital deficit of $274,970, meaning that our current liabilities exceeded current assets by that amount. At September 30, 1999 working capital was only $68,782, meaning that our current assets exceeded current liabilities by that amount. At December 13, 1999 working capital was approximately $3,350,000, which reflects additional capital which was obtained from the sale of restricted shares of common stock in late 1999. This additional capital was raised after the independent certified public accounting firm which audited our financial statements as of December 31, 1998 issued their audit report dated March 2, 1999. The auditors Cordovano and Harvey P.C. questioned our ability to continue as a going concern.

         Our business is unproven and we may not achieve profitability. The profit potential of our business model is unproven. Our revenue for the foreseeable future will be almost entirely composed of future sales of our OPS products to major end users who will use the products as one of many components in their own products.

         We may depend on a single source of supply for one or more components of our principal OPS product line. We have identified one supplier of one of the parts we use to build our OPS unit. We will try to buy an inventory reserve of adequate supply of the parts, or use other means to secure an adequate supply, from that supplier. However, if that supplier is unable to ship the parts that we will need, or increases the price to unreasonable levels, and we can't locate another source of supply for the item, we would not be able to complete our future contracts with customers.

         We may need more capital in 2000. Working capital now on hand and to a lesser extent expected revenues from the Glitch Master product line are expected to fund our ongoing operations and plan of business through at least December 2000, and probably through June 2001, even if we buy back all of the rescission shares. However, you should note that the Company still anticipates a loss from operations for fiscal 1999, and through June 30, 2000, even if contracts for sale of the OPS products are signed early in the first quarter of 2000. Therefore, depending on the size, timing, and cash flows from new product customers which are anticipated to be signed in the first part of 2000, we could need more capital financing by the end of 2000.

         We expect to base our expenditures of money on our plans and estimates of future revenue. In turn, revenue estimates will depend on contracts in place and the cost of executing (fulfilling) those contracts in terms of overhead and engineering costs, inventory expense, and manufacturing and delivery costs. Our future payroll and inventory costs will increase considerably. Even if we sign contracts for the OPS products, we will have to hire more employees and we may have to pay for production line inventory costs well before the time when we are paid by our customers. These payroll expenses and inventory costs could be considerable. We believe that with signed contracts in hand, we should be able to borrow money from banks or other lenders to pay for the inventory costs. But, if we can't borrow the money we need for inventory costs, we would have to spend our working capital to pay for those costs. There is a risk, therefore, that we could run out of money while waiting for payment from customers. We might not be able to raise the money we would need to stay in business.

         If we have to raise money in the future from issuing debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders. Interest on these debt securities would increase our costs and negatively impact operating results. If we issue more common stock or preferred stock, the percentage ownership of our then-existing stockholders will decrease and they may experience additional dilution. In addition, any convertible or exchangeable securities may have rights, preferences and privileges more favorable to the holders than those of the common stock.

         The Company is authorized to issue preferred stock. The preferred stock may be issued in series from time to time with such designations, rights, preferences, and limitations as the board of directors of the Company may determine by resolution. The Company has only a few shares of preferred stock outstanding, but more could be issued under Nevada law and our articles of incorporation without shareholder approval.

         We don't have any contracts to sell our main product line. Since the end of 1998, we have had ongoing discussions with many manufacturers who have expressed interest in buying OPS power supply systems to incorporate as components into their own products. However, so far we have not signed any contracts and it is possible no contracts will be signed. Even if contracts are signed, we might not make any significant profits on those contracts, and could even lose money on them.

         We may face capacity constraints in the OPS sector. Each OPS customer will require us to engineer one of our basic products to meet the customer's specific size, configuration and performance requirements. In turn, each engineered product will have to be "designed for manufacture,"which means that the precise manufacturing steps required to make that product will have to be described and quantified before manufacturing can begin. There is a shortage of qualified personnel in our industry, particularly of technical personnel who can understand the core product concepts and implement them in designs for customers. If we get more contracts than we can handle in a timely manner, we may lose customers and opportunities to make money.

         We will continue to depend upon the services of our principal officers for our future success. Our business would suffer if the services of Larry G. Arnold (Chief Executive Officer), Kris M. Budinger (President), Chris A. Riggio (Vice President Research), Garth Woodland (Vice President Engineering, Research and Development), or Richard Millspaugh (Chief Financial Officer) were not available to us. The Company has key person life insurance on Messrs. Arnold, Budinger and Woodland but still it would be difficult to find replacement personnel if they or the other officers did not continue to work for us. We have employments agreements with all of the officers except Mr. Millspaugh and Mr. Riggio, but these agreements would not prevent any of them with employment agreements from leaving us.

         We depend on our intellectual property. One patent has been issued by the United States Patent and Trademark Office, covering certain aspects of our OPS technology and products. We make new filings on a regular basis for patent protection on new technology and products as developed. However, although deemed unlikely by management, there is no assurance competing technology will not be developed by other companies which would achieve the same user objectives without violating our patent rights. In addition, there is no assurance other companies would not seek to introduce technology and products which would violate our rights. In the event of patent infringements, we might have to seek remedies in court to enforce our rights. Such proceedings are difficult to win, cost a lot of money, and can take years to obtain final adjudication of the parties' rights and liabilities.

         Our principal competitors include Delta Products, Vicor and Artesyn. There are approximately 150 more companies in the power supply unit manufacturing business, which is very competitive. All of these companies have significant customer relationships and vastly larger financial, marketing, customer support, technical and other resources than we do. Therefore, they may be able to respond more quickly to changes in customer requirements or be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, and make more attractive offers to potential customers and employees. They also may be able to devote greater resources to new products and services than we can. Therefore, we may not be successful in competing against competitors, because even though we believe we have a superior product, that advantage could be outweighed by marketing, pricing, or the other factors where our competitors are stronger.

         We still are involved in litigation related to the 1995 bankruptcy proceedings of a company with which we had merged but later separated. In late 1998 we paid $150,000 to the trustee in bankruptcy to settle the litigation, but in 1999 he started other proceedings to collect approximately $390,000 more from us. After extensive hearings, in November 1999 the magistrate in United States District Court found in our favor. However, the trustee now seeks to have the United States District Court not adopt the magistrate's recommendation. Until this litigation is concluded, we won't know whether we will have to pay the trustee or not.

RISK FACTORS INVOLVING THIS OFFERING.

         The market for our common stock may be illiquid. Our common stock is currently trading on the Over-the-Counter Bulletin Board ("OTCBB"). An active trading market may not be sustained. If there is no active trading market for our common stock, you may not be able to resell your shares at any price, if at all. It is possible that the trading market for the common stock in the future will be "thin" and "illiquid," which could result in increased volatility in the trading prices for our common stock. These future prices cannot be predicted, and will be determined by the market. The prices may be influenced by investors' perceptions of us, general economic conditions, and the general conditions of the securities markets. Until our financial performance indicates substantial success in executing our business model, it is unlikely that significant coverage by stock market analysts will be extended to the Company. Without such coverage, institutional investors are not likely to invest. Until such time, if ever, as such coverage by analysts and wider market interest develops, the market for the common stock may well remain limited in its capacity to absorb significant amounts of trading volumes

         We have a February 24, 2000 deadline to meet. Nasd Regulation, Inc. has adopted a rule requiring that all companies listed for trading on the OTCBB must be "reporting companies" (fully registered under section 12(g) of the Securities Exchange Act of 1934) which file reports with the Commission. Those companies which were then listed on the OTCBB in January 1999 (as was the Company) must be registered with the Commission according to a schedule adopted by Nasd Regulation, Inc. The Company's deadline for registration with the Commission is February 24, 2000. If we do not meet the deadline, the Company would be delisted from OTCBB, which would lead to most market making broker-dealer firms leaving the market. Trading in our common stock would be hurt because few broker-dealer firms are allowed to make markets in unlisted securities.


         If our stock price drops below $5.00, trading interest may be reduced. For most of the time over the last 24 months the trading price has been less than $5.00 per share. Stock which trades for less than $5.00 per share and is not listed on the Nasdaq Small Cap Market (or on other principal markets) is defined as "low priced stock" under rule 3a51-1 adopted by the Commission under the Securities Exchange Act of 1934. In general, "low priced stock" includes securities (a) which are not listed on the principal stock exchanges or the National Association of Securities Dealers Automated Quotation System ("Nasdaq"); or (b) which are not so listed, and have a bid price in the market of less than $5.00; or (c) of an issuer with net tangible assets of less than $2 million ($5 million if the issuer has been in continuous operation for less than three years), or which has recorded average revenues of less than $6 million in the last three years. If our stock trades below $5.00 or otherwise is classified as "low priced," the stock is subject to rule 15g-9 adopted by the Commission under the 1934 Act. Rule 15g-9 imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors." For transactions covered by rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, this rule may adversely affect the ability of broker-dealers to sell the Company's securities, and therefore may impact your ability to sell your stock.

         Our certificate of incorporation and Nevada law provide director and officer indemnification, and limit their liability. We may have to spend significant resources indemnifying our officers and directors or paying for damages caused by their conduct. Nevada law (and the law of almost all jurisdictions in the United States) provides for broad indemnification by corporations of their officers and directors and permits a corporation to exculpate those persons for their actions (subject to certain conditions like the absence of intentional misconduct). Our certificate of incorporation implement these provisions to the fullest extent permitted. Consequently, subject to certain conditions as provided in the law, none of our directors or officers will be liable to us or to our stockholders for monetary damages resulting from their conduct. For the Commission's position on indemnification for 1933 Act maters, please see "Indemnification" below.

         When we sold the rescission shares, we established the original offering prices of the rescission shares ($1.00 for the shares of common stock converted from series A and series B preferred stock, and $5.00 for the common stock) by taking into account our internal estimates of the value of the Company's "intellectual property" assets, the business we then expected to generate over a period of several years, and other factors. However, our offering prices did not bear any relationship to the assets, book value, or net worth of the Company or any other generally accepted criteria of value. These offering prices for the rescission shares should not be considered to be an indication of the actual value of the Company. For information on historical stock prices in the market, please see "Price Range for Common Stock and Related Stockholder Matters."

DILUTION AND COMPARATIVE DATA

         As of September 30, 1999, the net tangible book value of the Company was $446,474 or $.04 per share of common stock issued and outstanding on that date (including the shares of common stock into which the series A and series B preferred stock was converted in December 1999). If all of the rescission shares had been bought back by the Company as of

September 30, 1999, the net tangible book value (deficit) of the Company would have been $(851,208) or $.(.07) per share of common stock issued and outstanding on that date.

         If you decide to keep your rescission shares, in effect you now will be making an investment decision to buy those shares. If your rescission shares are shares of common stock which were originally sold for $5.00 per share, you will realize immediate and substantial dilution of $496 (99%) in the net tangible book value of your shares. If your rescission shares are shares of common stock from which the preferred stock was converted, you will realize immediate and substantial dilution of $507 (101%) in the net tangible book value of your shares. These calculations are based on the Company's financial information as of September 30, 1999, minus the amounts paid for the rescission shares as well as the number of shares of stock then outstanding.

         Because we have sold 2,182,500 shares of common stock from September 30, 1999 to December 13, 1999 we have approximately $4,365,000 more in stockholders' equity as of December 13, 1999. Therefore, the net tangible book value per share at that date is approximately $.24 per share of common stock, which would change the dilution for $5.00 investors to $476 per share and for the original series A and series B investors to $.76 per share.

         We have had losses in two of the last three fiscal years, and our officers and directors and other persons have acquired stock in the Company (and the officers have options to buy more stock) at prices which were significantly less than what you paid for your rescission shares. The prices paid by the shareholders for their shares, and the relative percentage ownership of shares, are as follows, as of December 13, 1999:

                                   TOTAL                            TOTAL             AVERAGE PRICE
                              SHARES PURCHASED                   CONSIDERATION          PER SHARE
                              ----------------                   -------------          ---------
                             Number            %               Amount           %
                             ------           ---              ------         ---

Present Shareholders(1)       14,948,176      100%           $14,062,648        %          $.94

Rescission Investors(2)     1,257,726(1)        8%(1)        $1,299,803(1)      %         $1.03

(1) Equal to total rescission shares of common stock, including the shares issued on conversion of series A and series B preferred stock.

(2) Equal to total rescission shares of common stock, including the shares issued on conversion of series A and series B preferred stock.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The Company was involved in the entertainment business prior to the acquisition of 100% of the stock of Glitch Master Marketing, Inc. in 1996. The Company's acquisition of the common stock of that entity in exchange for shares of the Company's common stock was treated for accounting purposes as a recapitalization of that entity, with that entity as the acquiror. The entertainment business line was discontinued after the merger. OnLine Power Supply, Inc. was formed as a 100% subsidiary in 1996 to develop new products in the power supply business. In December 1999 the two subsidiaries transferred their assets and liabilities to the Company and the subsidiaries were dissolved. This action was taken to simplify our accounting systems and will have no effect on our operations or financial statements. Our historical financial statements included in this prospectus are consolidated (which means they reflect the assets, liabilities, revenues and expenses of the two subsidiaries). Starting with the fiscal year ended December 31, 2000 our financial statements will not be consolidated.

         LIQUIDITY AND CAPITAL RESOURCES, AND RESULTS OF OPERATIONS, FOR TWO FISCAL YEARS 1997 AND 1998 AND THE 9 MONTHS ENDED SEPTEMBER 30, 1999. In 1997 and 1998 and the nine months ended September 30, 1999 the Company received $3,398,056 in cash (net of offering costs) from the sale of preferred and common stock. Over that 33 month period, these funds, plus gross operating profits totaling $129,398 from sales of the Glitch Master Marketing, Inc. ("GMM") product line, have been used to pay $2,211,392 in general and administrative expense, $650,781 in OPS product research and development costs, and $190,000 in litigation settlement costs in 1998 ($150,000 of these costs were borrowed from a trust controlled by a member of the president's family).

         Revenues from GMM sales in fiscal 1998 were $262,564 or 45% more from the $180,559 recorded in 1997. We realized a gross profit from GMM sales of $68,181 in 1998 and $3,976 in 1997. One GMM customer represented 39% of 1997 sales and 9% of sales in 1998. For the nine months ended September 30, 1999, the Company recorded gross revenues of $258,978, with cost of sales of $201,737, again from GMM business.

         Losses from operations were $1,240,241 in 1998 compared to $599,395 in 1997. For the nine months ended September 30, 1999 losses from operations were $917,175. Among the principal items causing the increased losses in fiscal 1998 and the nine month period ended September 30, 1999, compared to 1997, and our expectations for such items in the future, were the following. Increased expenditures planned for 2000 will be scaled back to the extent we have to pay out substantial costs in the rescission offer, or if sales efforts fall short of current expectations.

o Salaries, commissions and payroll taxes increased in the first three quarters of 1999 to a total of approximately $251,000 as we increased staffing. This item was $306,000 in 1997 and $277,000 in 1998, and is expected to increase more in 2000.

o Approximately $320,000 in research and development (for our OPS product line) in 1998 and $315,861 for research and development in the first three quarters of 1999. We spent only $15,361 for this item in 1997. For 2000 we may spend up to $750,000 for research and development of new additions to our OPS line.

o We issued stock for services. In 1998 we recorded an expense of $59,799 for this item, compared to $15,373 in 1997. In the same months ended
         September 30, 1999 this item was $32,805. If we continue to need to raise money by selling stock i private placements in future years, we may be issuing more stock for services (i.e. the brokerage firms that place the offering for us). We can't predict whether or how much this may occur.

o $93,561 for advertising and promotion of our new OPS product line in 1998. We spent only $48,002 in 1997 for this item, and only $14,554 in the first three quarters of 1999. Our expenses for this item in 2000 may be up to $250,000.

o Legal expenses in 1998 were approximately $83,000 compared to $56,000 in 1997, and increased to $121,000 in the first three quarters of 1999. The increases in 1998 and especially in 1999 were related to pending litigation expense, which should decrease significantly after September 30, 1999. However, legal expenses associated with becoming registered with the Commission under the Securities Exchange Act of 19341 may offset expected savings in the litigation area.

o Investor relations and stock promotion expense was approximately $144,000 in 1998. We spent nothing on this item in 1997 and only $7,950 in the first three quarters of 1999.

o In 1998 we recorded approximately $74,000 as uncollectible because of a doubtful account receivable we wrote off. In 1997 we recorded $466 for a similar item. We have not recorded any amounts so far for such items in 1999.

o In the first three quarters of 1999 we recorded a loss of approximately $32,000 for inventory we can't use (GMM products). We did not record any amounts for such an item in 1998 or 1997.

         Our net loss for 1998 was  $1,449,530  compared to  $1,441,487 in 1997.
One of the main reasons for the difference, other than different operating losses in the years, is the $190,000 to settle a bankruptcy related matter in 1998 (we don't expect to pay more for this matter, which is still pending, in 2000 but refer you to disclosure under "Litigation" and to risk factors in the Summary part of this prospectus). Other reasons which contributed to a greater net loss in 1997 than we would have recorded from operations and non-operating expenses was an extraordinary loss incurred when we extinguished a debt, including accrued interest, by issuing common and preferred shares of stock to the debtor. The amount of debt to be retired was $354,176 and the total fair market value of the shares issued to extinguish the debt was $1,659,000 which resulted in a net settlement loss of $1,304,824. The loss is characterized in the financial statements as a $500,000 beneficial loss associated with the conversion privileges of the preferred shares and a $804,824 loss resulting from the common share portion of the transaction. The $804,824 loss is further reduced by the effective 37% net income tax benefit of $300,199 which reduces the income taxes owed by the company when we eventually deduct this loss for federal and state income tax purposes.

         The contingent liability associated with the sale of some common stock, and from sale of series A and series B preferred stock from 1997 into 1999, has not been recorded on the Company's balance sheet. At the completion of the rescission offer process, which is expected to be in March 2000, the amount paid to repurchase these shares will be recorded on the financial statements and the uncertainty associated with the sales will have been eliminated. The amount could be substantial, but we will be able to continue operations through 2000.

         Continuing losses are expected until the commercialization of OPS products is completed. In this context, commercialization will mean contracts for sale are signed and sufficiently performed to be profitable. It is possible that commercialization will be realized in the first two quarters of 2000 through the OPS products PFC Front End and 500 Watt power supply units, which may generate sufficient revenues to be profitable. However, even with contracts, revenues and profits may not be recorded until later in 2000. Sales are forecast by management to be in the range of $35.5 million per year for the PFC Front End product, and $150 million per year for the 500 Watt power supply. However, presently there are no contracts in hand and the profitability of contracts for these products will not be predictable until production experience has been obtained in 2000.

         Expenses in fiscal 2000 will increase as the Company hires more personnel to design its OPS products for customers and continues research and development on future products. Without revenues from OPS products and not including revenues expected in the first two quarters of 2000 from our current GMM product line (which will be re-engineered into OPS products in 2000), we estimate a loss of up to $3 million for fiscal 2000. This amount could increase to the extent we have to pay to secure a source of supply or for the manufacturing process. We can't quantify these added amounts until the future. See below and also "Plan of Operations" below.

         During 1998 the Company incurred additional current liabilities (including loans from affiliates) to support the continuing R&D process, pay ongoing general and administrative expense, fund the marketing and promotion efforts for OPS products, and settle litigation-related obligations. At December 31, 1998 the Company had negative working capital, however, due to a large component of current liabilities being comprised of debts to related parties (officers and directors or their families), and proceeds from equity financings from time to time in 1998 and through September 30, 1999, the Company to date has been able to meet its obligations in a timely manner. Proceeds from equity financing or additional loans have been used in 1997, 1998 and for the first nine months of 1999 to sustain operations.

         At December 13, 1999 working capital was approximately $3,350,000 which reflects additional equity financing received in the fourth quarter. This liquidity should eliminate the need for additional equity financing for operations through 2000 and possibly into 2001, depending on the timing and performance of contracts for OPS products in those years and how much we have to pay to purchase rescission shares. Presently, management estimates that the higher level of operations in 2000 will cost approximately $250,000 per month ($3 million in 2000). Added financing could be necessary, however, to secure a source of supply for a critical component of the OPS products and possibly also in connection with entering into manufacturing contracts with third parties.

         Sales of the GMM products, and expected sales of the OPS products, have not been and are not expected to be seasonal.

PLAN OF OPERATIONS

         In 2000 the Company intends to speed up the commercialization process for OPS technology. The development of marketable product lines for OPS will have a direct and significant impact on revenues and earnings in the future. Most of the Company's resources will be devoted to support OPS' research and development and marketing efforts, tailoring OPS products to the specific configurations of customers' needs, and to obtaining contracts and setting up production lines (working out the protocols for parts inventory and other matters with third-party manufacturers). These activities will require substantial amounts of additional capital.

         The new OPS PFC Front End Module products and the new 500 Watt 48 Vdc power supply product are expected to enter the market in the first or second quarter of 2000. Additional testing and refinement of the products will be completed in early 2000. Revenues from these two products may generate as much as $60 million of revenues in the first 12 months of production. However, earnings (profits) from such revenues will not be predictable until well into the initial production period.

         Capital outlays for manufacturing are expected to be minimal as the Company will subcontract out all manufacturing of devices except demonstration prototypes. As production is underway, however, added staff and warehousing resources for finished goods will be needed, and more technical and middle management staff will be hired. Growth of employees could be up to 30 employees in 2000.

         More products are planned by OPS, including a dynamic array of power output wattages and multiple DC voltage outputs. This expansion of product lines will continue to project OPS into larger and diversified markets, which may lead to customer diversification.

                               BUSINESS OF ONLINE

         Until recently, our Company's business has conducted through our wholly-owned subsidiaries Glitch Master Marketing, Inc. and OnLine Power Supply, Inc. We transferred the assets, liabilities and business of the subsidiaries to the Company in December 1999. As used in this prospectus, unless otherwise specified, references to OPS mean either the former subsidiary OnLine Power Supply, Inc. or the line of products it has developed, and references to GMM mean either the former subsidiary Glitch Master Marketing, Inc. or the products it has developed. In 2000, GMM products will be discontinued but the technology will be incorporated into OPS product lines.

         OPS has developed proprietary technology for unique power supply designs. This technology, which is exclusively owned, will produce power supply products for applications in the electronics industry, including the telecommunication, industrial, commercial, medical, government and computer markets. Prototype products have been developed and patents have been filed; one patent has been granted to date. Certification by Underwriters Laboratories has been received for certain components of the OPS products. Discussions with a number of large corporations are ongoing for possible contracts to buy OPS products.

         GMM has sold unique products related to better power supply performance since 1990; these products are sold to several niche markets which require very stable power for voltage-sensitive computer and machinery operations.

POWER SUPPLY TECHNOLOGY

         We believe the OPS technology will produce a new generation of power supply devices. The new generation of devices started from the technology we acquired in 1997 with the acquisition of Renaissance Systems, Inc. Since then we have made substantial innovations to and enlarged the scope of that technology. Chris A. Riggio, now an officer of the Company, was an stockholder and officer of Renaissance before the acquisition. See note K to the Financial Statements.

         While new electronic products are being introduced in smaller, faster, more complex and more powerful configurations, the power supply, which is one of the most basic components of all electronics, has not changed its basic technology since AC current became the standard. Every electronic product today uses a 20-year old inefficient technology to convert and control electrical current. While this technology works, significant advances are being made in electronic applications; continued advances in new products are being limited by the limitations of the power supply systems which are presently available in the market. Current possibilities in electronics "architecture" are becoming limited by power supply systems which are too large and heavy, and run inefficiently and generate significant amounts of heat (lost power). Present power systems also lose power at higher temperatures.

         For example, a traditional AC to DC power supply systems for a computer usually operates at about 70% efficiency. Computer designers must design in power supplies which are rated significantly higher (usually 30% higher at a minimum) than the applications really need. Fans are needed to keep temperatures at acceptable levels. Additional components and circuits help minimize the intrusion of spikes, harmonics and radiated electrical "noise" which are unavoidable in the systems and still cannot be eliminated, even with the introduction of switching technology in the 1960s. These needed features add cost, complexity, size and weight to the end product, i.e. the power system. Therefore, while advances in circuit technology keep producing more powerful applications which need less space, the unchanged power supply technology keeps the overall size of the devices larger than necessary.

         OPS has applied a problem solving strategy to power supply systems, and has designed and built new devices that will keep pace with advances in electronic manufacturing. The new technology is significantly different from traditional linear or switching power supply products. OPS' products feature 93%-97.4% efficiency factors, 80% reduction in weight, and up to 50% fewer parts (which decreases the size and complexity of the products). Additionally, the new products experience virtually no magnetic thermal deration (loss of performance because of heat build up); therefore, fans and other ventilating measures are not needed.

         OPS has completed its first new technology product, the Power Factor Corrected Front End module ("PFCFE"). The PFCFE is a modular power supply that converts AC voltage to DC voltage. Any electrical machine, such as electronic equipment with "memory" supplied by a computer chip, requires DC voltage to operate. The PFCFE converts, translates and conditions AC voltage from the wall plug into DC power language that sophisticated electronic equipment can use efficiently. The PFCFE design, small size and weight provide flexibility to end-user design engineers, particularly in the telecommunications industry. This design allows the PFCFE to be utilized in distributed power systems or as a modification to existing power supplies that require power factor correction. The power factor correction brings the front end voltage and current into phase and enables the unit to pull constant current from the power line. It eliminates damaging and inefficient harmonies and current spikes.

         We believe the PFCFE device exceeds the requirements of new European standards that take effect in 2001. These standards require efficient utilization of power throughout Europe and will ultimately become worldwide standards. Efficiency is measured with reference to the "perfect power factor" of 1.0; the PFCFE's power factor is .99984.

         OPS has produced prototypes of the PFCFE module and obtained electrical certifications for the prototypes. OPS is completing development of its next new technology, a 48 Vdc distributed power supply. We believe these first two OPS products will form the basis for approximately 30 product lines for different power requirements and commercial uses.

         One application of the PFCFE is a very small module which is adaptable to distributed power systems (particularly in telecommunications) and will fit into a PS2 computer power supply. Currently, prototype unites are being evaluated by a number of large potential customers.

         We have conducted performance test comparisons between the PFCFE and a "state-of-the- art" competitive product. We believe these tests demonstrate the superiority of the PFCFE to the best competitive products on the market because PFCFE was more efficient and dissipates substantially less heat without thermal deration. The PFCFE may have a technological advantage in the marketplace (see below).

         The initial patent application for the OPS PFCFE module has been approved by the U.S. Patent and Trademark Office (Pat. No.5,798,671). This patent approval is the first among several that the Company expects to receive in the near future. Patents will help protect our proprietary technology. We also use trade secret and confidentiality agreements to protect its intellectual property.

TECHNICAL COMPARISONS OF OPS AND TRADITIONAL POWER SUPPLY DEVICES

         We believe the OPS technology of converting AC power to DC power will have the following benefits as compared to current power supply systems.

OPS POWER SUPPLY FEATURES/BENEFITS                          CONVENTIONAL SWITCH/LINEAR TECHNOLOGY

Weight-1 lb. 9 ounces                                       300w=5.5lbs.
         (250-1000w)                                        1000w= 11.2 lbs.

Dimensions- 2.7" x 6.7" x 1.5"                               5" x 5" x 11"(1000w)
         27.13 cu.in.                                       275 cu.in.
         (250-1000w)

93%-97.5% efficient                                         50%-75% efficient

Fan may not be required-coolest in industry                 Fan required-high heat

MTBF- 800,000 hours +                                       MTBF-100,000 hours

Hold up time- 300 ms +                                      16 ms
Power Factor Correction <.999                               Power Factor typically .60
(Perfect Power Factor 1.0)
Power Density 18 watts/cu.in.                               2.5 watts/cu.in.

No minimum load required                                    required

Power fail warning                                          none

N + 1 Operation                                             N + 1 Operation

Small idling losses                                         % idling losses

Operating temperature -55(degree)C to 100(degree)C          0(degree)C to 60(degree)C Typical
No power deration due to temperature                        loss 50% of power due to
                                                            temp. deration above 45(degree)C

Output Power range-250 watts to 9,600 watts                 Multiple sizes and weights
Same size and weight

Independently isolated and regulated                        Always running
lines with floating outputs

                          FEATURES/BENEFITS/DESCRIPTION

BENEFIT                    OPS PRODUCTS                                         INDUSTRY STANDARDS

Efficiency                 OPS products achieve                                 Average efficiency is
                           over 90% efficiencies. Front                         75% in switching power
                           end power modules will be                            supplies and 50% in linear
                           97% efficient.                                       power supplies.

Smaller                    OPS products have greater                            Smallest 1000 watt footprint
                           watt per cubic inch power than                       is 5"x 5" x 11" (275 cu.in.)
                           previously achieved. Most models
                           will fit into a 2.7"x 6.7"x 1.5" footprint
                           (27.13 cu.in.)

Lighter                    OPS products will weigh 1.9 lbs                      Industry products weigh
                           for 1000 watts unit.                                 12-14+ lbs for 1000 watts.

Cooler                     Higher efficiencies result in smaller                Large heat dissipations
                           heat dissipations. Most OPS                          cooled by low reliability
                           products may not require a fan                       fans.
                           for cooling.

Reliability                Higher efficiencies, cooler running                  MTBF is determined by the
                           power supplies and high quality                      quality of the fan, about 100,000
                           component selection will result                      hours.
                           in a high MTBF in the 1,000,000
                           Hrs. range.

Agencies                   OPS products will comply with                        Power supply companies who
                           National & International standards.                  do not adapt to European
                                                                                standards will not be able to
                                                                                compete in the worldwide
                                                                                market by the year 2001.

POWER SUPPLY INDUSTRY

         The power supply industry is expected to show continued growth for the next four years. A report by Darnell Group, Inc., Norco, California, estimates that the worldwide market for AC/DC switching power supplies in 1999 will be about $21.5 billion, with North America accounting for $8.1 billion. According to Darnell Group, the North America switching power supply market is expected to continue growing at a rate of 11 % annually for the next four years.

         The top 10 power supply manufacturing companies represented about 60% of the market in 1997. Ranked in order (and taking into consideration the merger between Computer Products and Zytec, which formed Artesyn) are: Lucent Technologies, Delta Products, Astec, Artesyn, Lite-On, Reltec, Vicor, Celestica, Lambda Electronics, and Cherokee International. Other mergers continued in 1998 and 1999 as these companies seek increased market share. The Company's new technology will have dramatic impact to an industry where basic technology has not changed in 20 years. Some of the leading companies have contacted the Company about possible joint ventures or other ways of doing business together.

INDUSTRY TRENDS

         Over the next five years, manufacturers will be forced to provide the following power supply improvements: 1) lighter, 2) smaller, 3) more efficient,
4) more reliable, 5) cooler operating, and 6) lower cost. Providing only one or two of these improvements will be insufficient to maintain market leadership.

         The Company, through its new technological approach, believes it will achieve all of the improvements. The industry will use these improvements to continue its race to become smaller and lighter, in particular. This will have considerable impact with respect to size, durability, and the rugged qualities of casing. For example, a high-end network file server would typically utilize 675 watt power supplies. Each power supply would be about 5"x 5"x 11", weigh 8.8 lbs. and approximately be 75% efficient. As a result, the case would have to occupy 15" of vertical space; 168.75 watts of consumed power would be lost to heat dissipation. By comparison, OnLine's power supplies would weigh a total of 3 lbs., utilize 6" of vertical space and dissipate only 141.75 watts of heat. These are significant improvements that will provide definite advantages to system design engineers in the future.

SALES AND MARKETING

         The Company's initial sales and marketing strategy is to sell into the industrial/telecommunication/medical/government/ military markets where current power supply solutions are vulnerable to, and can be replaced by the Company's products with their superior features and attributes. These initial markets have the greatest impact for the Company because they have established needs that are not adequately met by current industry product. Most device trends continue to be driven by combinations of needs for smaller, lighter, more efficient, and more reliable power supply solutions that demand cooler operation.

         A major sector of the Company's marketing arena will be OEM sales (sales to "original equipment manufacturers" who put their own brand name on the device). This requires that the Company work with the design department of OEMs to satisfy the unique product specification demands.

         To assist in sales to OEM's and other industry markets, the Company established a network of 13 independent sales representatives and value added distribution companies, with a combined staff of 100 people. The average experience of the personnel is 20 years. The Company has and will continue to select those representatives and distribution companies who have significant experience and expertise in the power supply industry. The Company believes that a well informed and well- trained network of independent representatives and distributors will provide immediate, valuable exposure and demonstration value to those markets most likely to utilize the Company's products.
Distributors will be compensated on the basis of 5% of sales.

         This network of independent sales representatives and distribution companies extends through all of the designated territories of the United States, Canada, Far East, Mexico, South America, and Europe.

         The Company expects to increase its in-house sales force to support its network of distributors, representatives and OEMs. The Company's current engineers are able to provide technical support and provide design solutions to significant applications to the key decision makers at customers' offices (their engineers). We will be hiring more people in this area as needed.

MANUFACTURING

         Manufacturing will be conducted on a sub-contract basis. Manufacturing facilities have been identified and have certain characteristics that demonstrate the ability to produce quality and quantity to meet the Company's expectations. These manufacturers specialize in the design and manufacture of power supplies for various applications to include but not limited to; facsimiles, printers, disk drives, telecommunication equipment, test instruments and personal computers. Dedicated, innovative and energetic workforces, modern facilities with proven technology characterize these high quality, cost effective manufacturing facilities. Production systems of the manufacturers have been approved by BAT and are also ISO 9001 and ISO 9002 and QS 9000 market certified companies. Performance of consistent timely delivery and a high degree of on-site engineering and quality control are specified. Initial production capabilities easily exceed 35,000 units per month. Statistical process control is fully applied in the production process.

         In  December  1999 we  signed  a  manufacturing  contract  with  Saturn
Electronics and Engineering, Inc. Auburn Hills, Michigan. Saturn is the exclusive global manufacturer of the OPS products we develop and sell, for the duration of the specific product families (front end units, 48V power supply). To help finance manufacturing costs (inventory of parts and engineering at Saturn), Saturn will take security interests (pledges as collateral) in our customer purchase orders and accounts receivable. Terms are expected to be 30 days net payment from customers. Customer payments will be handled through an escrow arrangement so that Saturn will recover its advances first. Down payments would be split 75% Saturn and 25% to us. Where necessary, we will execute first tier sales agreements with Saturn to facilitate minority owned business credit to customers (Saturn is a minority owned business). In these transactions, Saturn will receive a 5% markup on sales.

         If we become insolvent or unable to pay our debts to Saturn, we will grant Saturn a royalty free license to finish off inventory on hand and sell the OPS products direct to our customers to complete existing purchase order requirements. This license would expire when those orders have been completed. In turn, Saturn has a first right of refusal to acquire our technology, patents and designs if we become insolvent or unable to pay our debts.

         Saturn has agreed to b price competitive within a 10% range of bids from comparable manufactures who offer comparable financing, design, engineering and quality support.

         We signed the agreement with Saturn because of Saturn's high quality work and capacity to make and deliver what we anticipate could be substantial orders in the future. We believe their terms are favorable to our small company.

         We have place our first order with Saturn to make 500 units of out PFC Front End product and will pay engineering charges incurred by Saturn's staff in connection with the order. Delivery is expected in January 2000; products will be used for demonstration and promotional purposes.

         In general, the Company believes that manufacturing by sub-contract represents the most efficient cost effective manner to bring OPS products to market. The Company intends to use trade secret, nondisclosure, and non-circumvention agreements with its sub contractors including Saturn.

PPC PRODUCTS (GLITCH MASTER)

         The Glitch MasterTM is a product designed to protect and maintain the power supply for direct current (DC) circuitry. The primary target market is personal computers and workstations; these machines are highly susceptible to momentary power outages which lead to data loss, hardware and software damage, and delays for restarting the computer system and retrieving data from hard drive memory. The Glitch Master will keep a computer from "going down" during brief power interruptions. The Glitch MasterTM is a unique non-battery solution which costs less and is easier to maintain than alternative approaches. At startup, the device absorbs energy during the first 8 seconds, which creates a ride-through capacity which will handle 95% of all power interruptions.

         The Glitch Master circuit can be installed in a computer system power supply, or it can be incorporated into new power supply designs. GMM now offers 142 types of power supplies; the new ATX series is designed for the new P6 processor microchip which has been introduced by Intel; the ATX will increase the number of power supplies offered to 170 variations.

         A specific example of the application of the device is the installation in Flying "J" Truck Stops. Flying "J" had a unique problem with the computer kiosks used by truckers at the stops: Each time the store's refrigeration units would turn on or off, a power spike or sag would occur and cause a lockup at the computer kiosks. Each incident required restarting the computer in the kiosk, at least several times each day. The Glitch Master was installed at the stores and the problems have ceased.

Other institutions using the Glitch Master technology include Brigham Young University, Regis University, USAF Academy, West Point, US Naval Academy, Novelle, and Iomega.

         GMM also provides custom design and problem solving for its customers, which has lead to significant business opportunities with customers such as Novelle and Iomega. For the balance of 1999 and thereafter, the Company intends to have GMM concentrate on custom power supplies markets and the new integrated GMM short duration UPS (uninterruptible power supply). This technology will be incorporated into the OPS product line. The Company's strategy is proving moderately successful for the original GMM line, and GMM presently is fulfilling (through March 2000) orders.

MANUFACTURING AND MARKETING

         GMM uses an outside manufacturing company to manufacture and assemble the Glitch MasterTM circuit. When these circuits are delivered, GMM inserts them into switch mode power supplies. Marketing is handled on a direct basis by GMM, and also by several manufacturer representative firms in different parts of the United States, Canada, and other countries, as well as through distributor sales companies.

COMPETITION

         The Glitch Master best serves the low-cost power protection for the personal computer market and the workstation market. In this area, there is virtually no direct competition, because consumers are hesitant to pay a high price for uninterrupted power.

         Competition for the Glitch Master is a product that is classified as an uninterruptible power supply ("UPS"). The primary competition for the Glitch Master product is a battery backup UPS. Management believes the Glitch MasterTM offers advantages over a battery backup system because it is cheaper and it does not require batteries. When the computer starts up, the Glitch Master absorbs energy during the first 8 seconds. Thus, it does not have to be a source of energy on a continual basis as with a battery backed system. A power interruption during the first 8 seconds of operation merely requires the user to restart the system

MARKETING STRATEGY

         The strategy for Glitch Master is to emphasize product quality and protection of assets. One of the most likely computer components to break down or wear out is the power supply. However, power supplies are often perceived as a commodity by the end user. The Glitch MasterTM improves quality for the end user as well as increases the life of the power supply and provides product differentiation.

         The Glitch MasterTM power supplies protect the assets of a company including hardware, the integrity of the data stored in the computer, as well as time and welfare of management. When demonstrating a computer system with Glitch MasterTM a prospective customer can unplug the computer from the wall plug for a short period and reinsert it without losing data. Management believes this is a sales advantage over other competitors.

         GMM provides a 2 year warranty of its products to customers. The cost of the warranty program is approximately 5% of the sales of the products.

OFFICES

         The Company's offices occupy 4,630 square feet of space and are leased through January 2001 at $6,077 per month.

EMPLOYEES

         We now employ 20 people including officers and technical personnel. We may increase this number to 30 in 2000.

              SECURITIES OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT

           The following table sets forth certain information about beneficial ownership of the Company's common stock as of December 13, 1999 by each person or group who is known to own more than 5% of the Company's common stock, by each officer and director, and by the officers and directors as a group. Except as otherwise noted, the beneficial owners have sole voting and dispositive power with respect to their shares. The percentages reflect conversion of all series A and series B preferred stock to shares of common stock (for a total of 16,426,566 shares of common stock outstanding on December 13, 1999).


    NAME AND ADDRESS                        AMOUNT OF SHARES          PERCENT OF CLASS

    Larry G. Arnold*                         1,424,119(1,2)                      9%
    6909 S. Holly Circle
    Suite 200
    Englewood, Colorado 80112

    Kris M. Budinger*                           855,541(2)                       5%
    6909 S. Holly Circle, Suite 200
    Englewood, Colorado 80112

    Richard L. Millspaugh                          3,000                        -0-
    6909 S. Holly Circle, Suite 200
    Englewood, Colorado 80112

    Thomas Glaza*                                  3,000                        -0-

    6909 S. Holly Circle, Suite 200
    Englewood, Colorado 80112

    Garth A. Woodland                                 -0-                       -0-
    6909 S. Holly Circle, Suite 200
    Englewood, Colorado 80112

    Chris A. Riggio                                   -0-                       -0-
    6909 S. Holly Circle, Suite 200
    Englewood, Colorado 80112

    All Officers and Directors as a            2,285,660                        14%
    Group (6 persons)

    *        Director
    (1) Does not include 385,222 shares owned by Mr. Arnold's wife, of which he disclaims beneficial ownership.
    (2) Does not include shares issuable upon exercise of stock options (see "Management - Executive Compensation").


                                                MANAGEMENT

    NAME                              AGE            POSITION                               DIRECTOR SINCE
    ----                              ---            --------                               --------------

    Larry G. Arnold                    55            Chairman, Director,
                                                     Chief Executive Officer                    1996

    Kris M. Budinger                   47            President, Chief Operating
                                                     Officer, Secretary, Treasurer              1994

    Thomas L. Glaza                    63            Director                                   1999

     Richard L. Millspaugh             55            Chief Financial Officer                    1999

    Garth A. Woodland                  35            Vice President - Engineering               1999
                                                     Research and Development

    Chris A. Riggio                    40            Vice President - Research and              1999
                                                     Development

         LARRY G. ARNOLD was a Director of GMM since 1990 and was elected President and Chairman of the Board of the Company on July 29, 1996. Mr. Arnold has also served as a Director of Hillsboro State Bank, Hillsboro, Kansas, for the past five years, and is presently Vice Chairman of the Board. From February, 1989, until July, 1990, he served as Vice President, Treasurer and a Director of Ryan-Murphy, Incorporated, a public company. From April, 1988 to February, 1989, he served as a financial consultant to Postmark Stores of America, Denver, Colorado. From January, 1987 to April, 1988, he was the President of Discount Converter Supply Company, Colorado Springs, Colorado, a private Colorado corporation, and from May, 1985 to November, 1986, Mr. Arnold was President of Nova Resources Corporation, Colorado Springs, Colorado, a public corporation. He holds a B.A. degree in Business Administration.

         KRIS M. BUDINGER was Chairman, President, CEO of the Company from February 12, 1996 to July 29, 1996. Prior to this he was a Director and Vice-President of OnLine since 1994, and was employed by the Company since 1993. Mr. Budinger has produced original direct response television programming, and set up and managed product fulfillment, telemarketing, merchant banking, and television distribution functions. Mr. Budinger graduated from the United States Air Force Academy in 1974 and served as a Captain in the USAF until his honorable discharge in 1980. Mr. Budinger was associated with national investment banking firms, E.F. Hutton as a registered representative from 1981 to 1985, and from 1985 to 1988 as Vice-President and Branch Manager in Peoria, Arizona. Mr. Budinger was associated with Dean Witter Reynolds as a registered representative from 1988 to 1992, and from 1988 through 1992, as Vice-President and Assistant Branch Manager, Sun City, Arizona.

         THOMAS L. GLAZA has been Director of Marketing for MAPICS Business Group-Marcam Corp. Since 1989. He leads business activities associated with the acquisition of complementary software products; his company is considered a leader in developing strategic partnerships in the high growth area of enterprise resource planning. In this position, his group is responsible for worldwide marketing support, including product requirements, education strategy, and product information development and delivery. He also is involved in issues regarding mergers with or acquisitions of other companies. He leads the effort to develop and maintain the strategic planning for MAPICS.

         Mr. Glaza was the founder and Chief Operating Officer of GMD, Inc., a CIM marketing and services organization. In addition, in his 26 year career with IBM, he was responsible for the basic design and support for many of IBM's "PICs" (production and information control) systems. He has received two IBM "Outstanding contribution Awards" for innovative approaches to manufacturing systems design and support. Mr. Glaza graduated from the University of Michigan with a BBA and MBA in 1959. He is a member and Fellow of the American Production and Information Control Society ("APICS").

         RICHARD L. MILLSPAUGH , a certified public accountant (licensed in Colorado) has been Chief Financial Officer for the Company since September 1, 1999. From 1990 to 1994 he was Vice President Finance and part owner of Fibertection Corporation. From 1995 to November 1997, Mr. Millspaugh was employed by Western Pacific Airlines, and thereafter he practiced accounting at R.F. Hall & Associates, an accounting, tax and audit firm based in Colorado. He has also been involved from time to time in special projects as a consultant and financial administrator to different companies. In November 1994, Mr. Millspaugh filed for personal bankruptcy proceedings in the United States Bankruptcy Court, in connection with a claim made against his personal guarantee of a $988,000 loan to Fibertection; this obligation and other personal liabilities were discharged by the court in due course. Mr. Millspaugh received a bachelor degree (accounting) from the University of Kansas in 1967.

         GARTH WOODLAND joined the Company in July 1996. Mr. Woodland is Vice President- Engineering, Research and Development, since 1999. He has extensive experience in technical application support and technical design in the power supply industry for over 10 years. His experience extends to technical sales, training and effective management of technical sales forces. He is a knowledgeable electrical and audio engineer who is capable in most software applications. His technical Marketing and Support expertise includes:
Integration, Test/Verification Evaluation, Field Tech Support, Chit-Sits, Return Material Authorization, and Order Fulfillment. His designs include variable linear DC Power Supplies with 0% ripple and a battery charging circuit for lap top computers. While at IBM, he conducted macro programming and repair support to managers and employee groups.

         CHRIS A.  RIGGIO  joined  the  Company  in  1996.  Mr.  Riggio  is Vice
President - Research and Development since 1999. Previously, he has been an inventor, patent holder, and engineering consultant for a variety of electro-mechanical applications such as: power control electronics, audio electronics, acoustics, gas and diesel systems, electronic instrumentation, monitoring systems and process control systems. He has conducted research and development projects at the University of Colorado in the areas of bio-electromagnetics and magneto biology. Mr. Riggio has invented and patented two thyristor control technologies (Load Factor Controller and Ideal Voltage Controller) and transferred other intellectual property rights pertaining to failure bypass circuitry and precision thermostat control technology. His other areas of expertise include manufacturing process support, quality control engineering support, end use product testing, field testing, test protocol design, product performance characterization, data acquisition system design, utility and DSM sales engineering support and training.

         Under the Nevada statutes, the number of directors may be fixed by or in the manner provided in the Company's Articles or Bylaws. The Bylaws of the Company provide that the number of directors be determined from time to time by resolution of the Board of Directors. The Board of Directors currently consists of three members, and the number of Directors may be changed from time to time by action of the Board.

MANAGEMENT - INDEMNIFICATION

         The Company indemnifies its executive officers and directors to the full extent allowed by Nevada law. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that it is the position of the Commission that such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

ENGINEERING CONSULTANT

         Richard L. Doyle serves as an engineering consultant to the Company on a contract basis. Mr. Doyle provides services as requested by the Company for independent reliability testing of its products. Mr. Doyle receives shares of the Company's common stock for his services, at the average share price over the 90 day period in which he renders services. The Company has issued 5,200 shares to Mr. Doyle under his agreement. Mr. Doyle graduated with a B.S. in Mechanical Engineering from Oregon State University in 1963: He earned an M.S. in Electrical Engineering from the University of California, Irvine, in 1969. Mr. Doyle provides analytical and experimental insights into complex physical and electrical phenomena. He specializes in systems analysis with primary strength in electrical control systems and dynamics His work in these areas has broken new ground in advancing the state-of-the-art in aircraft, missiles, ships, and nuclear reactor plants. He provides solid contributions to proposals and in planning organizing activities. Mr. Doyle is a registered Electrical Engineer and a registered Civil Engineer with the State of California, and is a senior member of the Institute of Electrical and Electronics Engineers Inc., where he served as President for the years 1995 and 1996. He is also a member of Sigma Tau and Pi Tau Sigma honorary societies. Mr. Doyle has more than 25 years of experience in the theoretical analysis of dynamic systems including analysis and design of electrical and mechanical systems. For the past 15 years Mr. Doyle has been a consultant. Mr. Doyle's recent experience includes consulting on

Nuclear Power Plant equipment. He is presently involved in qualifying Radiation Monitoring equipment for Sorrento Electronics. Other recent consulting tasks have included Reliability Studies, Structural Analysis and Thermal Analysis of Electronic circuits. Previous consulting work included program planning, test planning, and systems evaluation for Kennecott Exploration Inc. of San Diego, California. He was responsible for airlift testing and analysis and developed plans and analyzed several slurry hydraulic tests. Mr. Doyle is not an officer or director of the Company.

EMPLOYMENT AGREEMENTS

         We have written employment agreements with Larry G. Arnold and Kris M. Budinger dated March 4, 1998. Each employment agreement ends on March 31, 2003, subject to automatic renewal for 5 year terms unless terminated by the Company on or after September 30, 2002. The base salary is $72,000 per year, subject to increases. In December 1999 the board of directors approved a salary of $150,000 to each individual for the year 2000. Each employment agreement grants (a) nonqualified stock options to purchase 500,000 shares of common stock at $5.50 per share (all now vested); and (b) other nonqualified stock options to purchase 500,000 shares of common stock at $2.375, vesting at the rate of 125,000 shares each September 1 starting in 2000 equal to the stock price at December 30, 1998. The fixed price for exercise and the five year vesting schedule replace earlier performance based terms. For the year ending December, 1999 and later, each employment agreement provides a cash bonus of 50% of base salary if the if the average closing price of the common stock for the last 20 business days of the year exceeds the previous year comparable amount by 51% or more. For fiscal 1999, Mr. Arnold and Mr. Budinger each will be paid a cash bonus of $36,000 based on stock prices for that year. The exercised price of the options under
(b) were reset by the board of directors after September 30, 1999 to be $____________ which is __________________.

          Garth Woodland has a five year employment agreement, at a base salary of $60,000 per year. He received nonqualified stock options to purchase 523,000 shares of common stock at $2.90, all of which are vested, and options for another 500,000 shares at the same price, to vest 20% per year starting September 1, 2000. Mr. Riggio does not have an employment agreement at the present time. He has an option (which is qualified) to purchase 25,000 shares of common stock at $2.90 per share; these latter options expire in 2001.

         Mr. Millspaugh is paid $54,000 per year. He presently does not have a written employment agreement with the Company.

COMPENSATION OF DIRECTORS

         Each of the present directors who is also an employee of the Company receives no additional compensation for acting as a director or attending meetings of directors. The Company presently pays $100 per meeting to non-employee Directors, plus their travel expenses.

EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding the compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and the President for services and bonuses rendered in all capacities to the Company and its subsidiaries during each of the Company's fiscal years ended December 30, 1999, 1998, and 1997. No other executive officer received total annual salary and bonus in excess of $100,000. The Company does not have any long term compensation plan, other than options for restricted stock.

                                            SUMMARY COMPENSATION TABLE

                                                                              ANNUAL COMPENSATION 1
                                                                -----------------------------------------------
                                                                                                    OTHER ANNUAL
         NAME AND POSITION                     YEAR              SALARY        BONUSES              COMPENSATION
         -----------------                     ----              ------        -------              ------------

Larry Arnold, Chief Executive Officer          1999             $72,000           $36,000           $0
                                               1998             $72,000           $0                $0
                                               1997             $72,000           $0                $0

Kris Budinger, Chief Operating Officer         1999             $72,000           $36,000           $0
                                               1998             $72,000           $0                $0
                                               1997             $72,000           $0                $0

1. This excludes automobile maintenance expenses paid to or on behalf of the named individual by the Company, which did not exceed 10% of the total of the annual salary and bonus. Excludes benefits generally available to all employees on a non-discriminatory basis.

                              CERTAIN TRANSACTIONS

         From time to time since 1997 we have borrowed money from our officers to sustain operations and pay other expenses. At September 30, 1999 these loans totaled $331,750 plus $15,098 interest; $181,750 was owed to Larry G. Arnold, and $150,000 was owed to a trust controlled by a member of Mr. Budinger's family, which was loaned in December 1998 to pay a settlement to a bankruptcy trustee. Other amounts were loaned and paid during 1998 and 1999. The loans all were made on unsecured, demand basis except the loan from the trust which is due December 31, 1999 but may be renewed for another six months by the Company. For further information, see notes B and P to the Financial Statements.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The Company is authorized to issue 50,000,000 shares of common stock ($.0001 par value) of which 16,426,566 shares are issued and outstanding.

         Holders of Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock carry cumulative voting rights in elections of directors, and, therefore, holders of a minority of the outstanding shares of Common Stock may be able to elect a director to the board of directors. Votes are cumulated by multiplying the number of shares held by the number of candidates to be elected, then casting all the votes for one candidate. However, if the number of shares held by minority shareholders is too small in relation to the total outstanding shares, cumulation will not enable such shareholders to elect even one director to the board of directors.

         The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership in the Company of its shareholders and which may dilute the book value of the common stock.

         Shareholders of the Company have no pre-emptive rights to acquire additional shares of common stock. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

         Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.

PREFERRED STOCK

         The Company is authorized to issued 1,000,000 shares of preferred stock. The board of directors has authority, without action by the shareholders, to issue preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. Preferred stock may carry rights superior to those of the common stock.

         In 1992, the Company issued 520,972 shares of preferred stock, without designation as a series, convertible to common stock at the rate of 1 share of common stock for each 5 shares of preferred stock. These shares of preferred stock have no voting rights. There presently are 12,467 shares of this preferred stock outstanding, which are convertible into 24,934 (?) shares of common stock.

         The Company has designated 250,000 shares of series A preferred stock, bearing an annual dividend of 6% on the stated value of $2.00. The 6% dividend is payable in cash or in additional shares of the same series A stock. The series A preferred stock has no voting rights, but the holders have the right to convert each series A share into two shares of common stock for up to one year after the date of issuance; after one year, any series A stock not previously converted is automatically converted by the Company into common stock. In December 1999, the Company paid a dividend of 7,860 shares of series A preferred stock on the 131,000 shares of series A outstanding as of December 13, 1999. Also as of that date, all of these shares of series A preferred stock were converted into a total of 277,720 shares of common stock. Presently, there are no shares of series A preferred stock outstanding.

         The Company has designated 200,000 shares of series B preferred stock, bearing an annual dividend of 6% on the stated value of $2.00. The 6% dividend is payable in cash or in additional shares of the same series B stock. The series B preferred stock has no voting rights, but the holders have the right to convert each series B share into two shares of common stock for up to one year after the date of issuance; after one year, any series B stock not previously converted is automatically converted by the Company into common stock. In December 1999, the Company paid a dividend of 26,832 shares of series B preferred stock on the 447,195 shares of series B outstanding as of December 13, 1999. Also as of that date, all of these shares of series B preferred stock were converted into a total of 948,353 shares of common stock. Presently, there are no shares of series B preferred stock outstanding.

TRANSFER AGENT

         The transfer agent for the Company's common and preferred stock is Corporate Stock Transfer, Inc., Denver, Colorado.

INDEMNIFICATION

         The Company has agreed to indemnify its officers and directors with respect to certain liabilities including liabilities which may arise under the 1933 Act. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangements, statue or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication on such issue.

                                   LITIGATION

         RELATED TO BANKRUPTCY TRUSTEE. In June 1994, the Company entered into agreements to merge with MaxMusic, Inc., a Colorado corporation, whereby MaxMusic would acquire assets and certain liabilities of the Company. These agreements were terminated in December 1994. MaxMusic, Inc. subsequently filed a voluntary chapter 7 bankruptcy petition in 1995, Case No. 95-11101 SBB, in the United States Bankruptcy Court for the District of Colorado. In December 1997, the trustee for the bankruptcy estate filed a complaint against the Company on behalf of the bankruptcy estate seeking damages in the amount of $392,000, plus interest and penalties, for alleged payments that had benefited the Company. In December 1998, the Company paid $150,000 to the trustee to settle the claims (and interest and penalties) sought by the Trustee. This money was loaned to the Company by a trust maintained by a family member of Kris M. Budinger, president of the Company.

         In April 1999 the trustee filed an action in United States District Court (Denver, Colorado) seeking enforcement (through a garnishment proceeding) against the Company of a judgement obtained by the trustee against a former officer and director of the Company (who resigned in February 1996) for the same amount originally sought to be recovered against the Company, less the $150,000 paid by the Company in December 1998. The amount now being sought by the trustee is approximately $390,000; recovery is sought based on a 1996 agreement by the Company to indemnify the former officer and director against certain liabilities. The Company is resisting the trustee's attempts to collect the balance of the claims, and believes the trustee's efforts are wholly without merit.

         After extensive hearings, on November 19, 1999 the United States Magistrate Judge, United States District Court entered findings of fact and conclusions of law to the effects that the trustee's garnishment claims are barred by the 1998 settlement with the Company and its payment in the underlying adversary proceeding in Bankruptcy Court, and that the indemnification provisions of the 1996 agreement between the Company and a former officer and director are not applicable or enforceable in connection with the bankruptcy proceedings. The Magistrate has recommended that the District Court enter judgement in favor of the Company on the garnishment claims.

         The trustee has filed objections to the Magistrate's findings and conclusions, and to his recommendations, and the Company has filed a reply with the Magistrate. The Company believes its position will prevail, but as in any litigation proceedings, the ultimate resolution is uncertain.

         OTHER. Since 1996 the Company has been defending a lawsuit by Fox Sports, Inc. which is pending in California Superior court, (file number BC20946). Fox seeks approximately $150,000 in damages for alleged breach of a contract to distribute film; the dispute arose out of arrangements discussed between the Company and Fox to distribute video film products when the Company was involved in the entertainment business in 1996. Discovery is in process. No trial date has been set.
Management will vigorously defend these claims.

                                  LEGAL MATTERS

         The validity of the issuance of the shares offered hereby will be passed upon for the Company by The Law Firm of Stephen E. Rounds, Denver, Colorado.

                                     EXPERTS

         The Company's financial statements as of December 31, 1998 and 1997 and for the 24 months ended December 31, 1998, have been included in this prospectus in reliance on the report of Cordovano and Harvey, P.C., Denver, Colorado (included in this prospectus), the Company's independent certified public accounts, given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation (the "Articles") provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except, (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of laws; (iii) for liability under the Nevada Corporation Act (the "Nevada Act") (for actions relating to certain unlawful dividends, stock repurchases or redemptions); or
(iv) for any transaction from which the director derived an improper personal benefit. The Articles provides that the Company shall indemnify each director and the officers, employees and agents to the fullest extent provided by the Nevada Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Estimated expenses in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission registration fee....................$  1,750
National Association of Securities Dealers, Inc. examination fee............n/a
Accounting ...............................................................2,000
Legal fees and expenses..................................................30,000
Printing .................................................................. 300
Blue Sky fees and expenses (excluding legal fees).........................5,000
Transfer agent ...........................................................1,000
Escrow agent............................................................... n/a
Miscellaneous...............................................................950

Total...................................................................$41,000

The Registrant will pay all of these expenses.

ITEM 26.  RECENT  SALES OF  UNREGISTERED  SECURITIES.  In the 36  months  ending
December  31,  1999,  the   registrant  has  sold  the  following   unregistered
securities:

         A.     1997.

         (1)    For cash:         1,091,051 common shares for $1,028,044:

                                      941,718  restricted  shares at $1.00
                                      in    rule    504    offerings    to
                                      approximately   61   investors   (40
                                      accredited, 21 nonaccredited). Issue
                                      was  self-underwritten by management
                                      of issuer for part of the shares and
                                      placed by Northstar Securities, Inc.
                                      for the balance.  Investors received
                                      disclosure    documents    including
                                      audited financial information.

                                      149,333 restricted shares at $.44 in
                                      section 4(2) transactions to 4 investors
                                     (2 accredited, 2 nonaccredited).  No
                                      commission paid.

         (2)    For Services:     5,124 restricted common shares at $3.00 for
                                  $15,373 of services from a nonaffiliate
                                  vendor, in section 4(2) transaction. Vendor received information about the issuer. No commission paid.

         (3)    To pay debt:      303,000 restricted common shares and 125,000
                                  restricted shares of series B preferred
                                  stock at $.034 to pay off $104,146 of debt to nonaffiliates in section 4(2) transaction.
                                  The nonaffiliate received information about the issuer, including audited financial information. No commission paid.

         (4)    To acquire
                company: 1,024,318 restricted common shares at $.27 to acquire 100% of the stock of Renaissance Systems, Inc. from 5 nonaccredited investors in section 4(2) transaction. RSI shareholders received disclosure documents from the issuer, including audited financial information.
                                  No commission paid.

         (5)    To convert
                preferred:        19,000 restricted common shares at $1.00 to
                                  convert undesignated preferred stock held by an accredited investor. No section 2(a)(3) sale event was involved under 1933 Act because no added consideration paid.

         (6) For cash: 125,000 shares of series B preferred stock at $2.00 to 1 accredited investor. There may not have been an exemption from section 5 registration for these offers and sales.

         B.     1998.

         (1)    For cash:         284,687 restricted common shares for $571,744:

                                       99,260  restricted  shares at  $5.00.  Of
                                       these shares,  72,460 were sold in a rule
                                       504   offering   to   approximately   193
                                       investors   (19    accredited   and   132
                                       nonaccredited).  The  offer  and  sale of
                                       these  shares was exempt  under rule 504.
                                       The balance of 26,800  shares (which then
                                       were  believed  to have  ben  part of the
                                       same  offering)  were  sold to  investors
                                       (including 30  nonaccredited  investors).
                                       All of the  investors  for these  284,687
                                       total common shares  received  disclosure
                                       documents   including  audited  financial
                                       statements.  Under  the  "how  to  count"
                                       provisions of rule  504(b)(2),  the offer
                                       and  sale  of  the  26,800   shares  (for
                                       $134,000)  may not have been exempt under
                                       rule 504 from registration  under section
                                       5 of the 1933  Act,  and there may not be
                                       any    other    registration    exemption
                                       available    for   these    transactions.
                                       therefore, these 26,800 common shares are part of the rescission shares to which this registration statement relates.

                                       A significant amount of the common shares
                                       covered by this  paragraph  B(1), as well
                                       as  the  preferred   shares   covered  by
                                       paragraph  B(5), were placed by Northstar
                                       Securities,     Inc.,     a    registered
                                       broker-dealer.     Northstar     received
                                       1,106,660  shares  of  restricted  common
                                       stock at $.11 to pay its  commissions  on
                                       the common and preferred  stock placed by
                                       it.  These  shares  were  issued  to  the
                                       broker-dealer   or   persons   associated
                                       therewith,  in  reliance  on the  section
                                       4(2)  exemption from  registration  under
                                       section 5 of the 1933 Act; the total number of such associated persons was less than 8.

         (2)    For services:      79,732  restricted common shares at $1.69 for
                                   $134,484  of  services   from   nonaffiliated
                                   vendors,  in section 4(2)  transactions.  The
                                   vendors   received   information   about  the
                                   issuer. No commissions were paid.

         (3)    To convert
                preferred:        14,000  restricted common shares at $1.00 to
                                  convert undesignated preferred stock held by
                                  an  accredited   investor.   No  "sale"  was
                                  involved   under  1933  Act  and  rule  144,
                                  because  no  added  consideration  paid  and
                                  therefore   no  sale  event  under   section
                                  2(a)(3) of the Act.

         (4)    For
                equipment:         14,162  restricted  common  shares at $.85 to
                                   buy office equipment, in a section 4(2) transaction. The vendor received information about the issuer including audited financial information.

         (5)    For cash:          275,350 shares of restricted  preferred stock
                                   (105,400  series A and  169,950  series B) at
                                   $2.00  to  33  accredited  investors  and  24
                                   nonaccredited  investors.  There may not have
                                   been an exemption from section 5 registration
                                   for these  offers and sales.  Therefore,  the
                                   shares  of  common  stock  into  which  these
                                   preferred  shares were  converted are part of
                                   the   rescission   shares   to   which   this
                                   registration statement relates.

         C.     1999.

         (1)    For cash:          306,284 shares of restricted  preferred stock
                                   (25,600  series A and  280,684  series  B) at
                                   $2.00  to   accredited   and  more   than  35
                                   nonaccredited  investors.  There may not have
                                   been an exemption from section 5 registration
                                   for these  offers and sales.  Therefore,  the
                                   shares  of  common  stock  into  which  these
                                   preferred  shares were  converted are part of
                                   the   rescission   shares   to   which   this
                                   registration statement relates.

                                   2,500,000 shares of restricted common stock at $2.00 per share to 54 accredited investors under a section 4(6) exemption. The majority of these shares were placed by Northstar Securities, Inc. for a 10% commission. The remainder was placed by officers of the issuer without commission.

         (2)    For services:      336,350 shares of restricted  common stock to
                                   Northstar Securities, Inc. at $.45 to pay its
                                   commissions  on the  series  A and  series  B
                                   preferred stock and common stock placed by it
                                   in 1999.  These  shares  were  issued  to the
                                   broker-dealer    or    persons     associated
                                   therewith,  in reliance  on the section  4(2)
                                   exemption from registration under section 5 of the 1933 Act; the total number of such associated persons was less than 10.

         (3)    For services:      15,000 shares of  restricted  common stock at
                                   $1.03  to  an  attorney  for  legal  services
                                   related  to  litigation  in which  issuer was
                                   involved.   Information   about  the   issuer
                                   including audited financial information was provided to the attorney.

         (4)    For dividend
                on preferred:      A total  of  27,753  share  of  series  A and
                                   series B preferred, as 6% annual dividend. No
                                   "sale" was  involved  under 1933 Act and rule
                                   144, because no added consideration paid.

         (5)    For conversion
                of undesignated
                preferred:         250,000 shares of restricted  common stock to
                                   the holder of undesignated  preferred  stock.
                                   No "sale" was involved under 1933 Act and rule 144, because no added consideration paid.

         (6)    For conversion
                of preferred:      A total of  1,230,843  shares  of  restricted
                                   common stock to holders of series A and series B preferred stock. No offer or sale of securities was involved because no additional consideration was involved and hence there was no sale event under section 2(a)(3) of the 1933 Act.

         (7)    For cash:          Approximately  532,234  shares of  restricted
                                   common stock, at $2.00, to approximately  100
                                   accredited   investors,   under  a  rule  506
                                   offering   only   to   accredited   investors
                                   (nonaccredited   persons   did  not   receive
                                   offers).   Information   about   the   issuer
                                   including audited  financial  information was
                                   provided to the  investors.  The  majority of
                                   the   shares   were   placed   by   Northstar
                                   Securities, Inc. for a 10% commission.

         For such transactions, the Company relied upon Section 4(2) of the Securities Act of 1933 as an exemption available from the registration requirements of Section 5 of the Securities Act of 1933 for transactions by an issuer not involving a public offering. The securities were issued to a purchaser who represented, in a manner satisfactory to the Company, that it had acquired the securities for investment and not with the view of the distribution thereof. No advertising or general solicitation was employed by the Company in offering the securities and no commissions were paid in connection with the sales thereof. The securities of the Company issued to the purchasers have been embossed with the legend restricting transfer of such securities. A stop transfer order against transfer of the certificates representing all the common stock issued and outstanding as indicated above has been noted on the Company's stock transfer ledger.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

      3.1         Articles of Incorporation (1)
      3.2         By-Laws (1)
      3.3         Certificate of Amendment to Articles of Incorporation (1)
      4.1         Preferred Stock Designation - Series A (1)
      4.2         Preferred Stock Designation - Series B (1)
      5.1         Opinion of Counsel (2)
     23.1         Consent of Cordovano and Harvey P.C. (1)
     23.2         Consent of Counsel (2)

(1) Filed herewith.
(2) To be filed by amendment.

ITEM 28. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on this Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on December 21, 1999.

                                                 OnLine Power Supply, Inc.


                                                     /s/    Larry G. Arnold
                                                 -------------------------------
                                                 Larry G. Arnold,
                                                 Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates stated.


Signature                                     Capacity                 Date


  /s/    Larry G. Arnold            Chairman of the Board,             12/21/99
-----------------------------       Chief Executive Officer,
Larry G. Arnold

  /s/   Kris M. Budinger            Director, President,               12/21/99
-----------------------------       Secretary
Kris M. Budinger

  /s/   Thomas Glaza                Director                           12/21/99
-----------------------------
Thomas Glaza

Item 22.  Financial Statements

                           ONLINE ENTERTAINMENT, INC.

                   Index to Consolidated Financial Statements

                                                                         Page
Independent auditors' report...........................................   F-2

Consolidated balance sheets,
  December 31, 1998 and 1997 and
  September 30, 1999 (Unaudited).......................................   F-3

Consolidated statements of operations,
  for the years ended December 31, 1998
  and 1997 and for the nine months ended
  September 30, 1999 and 1998 (unaudited)...............................  F-5

Consolidated statement of shareholder's equity,
  for the period from January 1, 1997
  through September 30, 1999 and 1998 (unaudited)......................   F-7

Consolidated statements of cash flows,
  for the years ended December 31, 1998
  and 1997 and for the nine months ended
  September 30, 1999 and 1998 (unaudited)..............................  F-9

Summary of significant accounting policies.............................  F-11

Notes to consolidated financial statements.............................  F-13

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of OnLine Entertainment, Inc.


We have audited the accompanying consolidated balance sheets of Online Entertainment, Inc. (a Nevada corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Online Entertainment, Inc., and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note N to the financial statements, the Company has suffered recurring losses from operations and at December 31, 1998 has a working capital deficit, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note N. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Cordovano and Harvey, P.C.
March 2, 1999
(except for Note O, as to
which the date is April 27, 1999)

                           ONLINE ENTERTAINMENT, INC.

                           Consolidated Balance Sheets

                                                                                December 31,
                                                                          ----------------------    September 30,
                                                                             1998         1997         1999
                                                                          ----------   ----------   -------------
                                                                                                    (unaudited)
                                                            ASSETS
CURRENT ASSETS
   Cash ...............................................................   $  151,341   $   25,915   $  466,063
   Accounts receivable, net of allowance for uncollectible accounts
     totaling $1,328, $445 and $360 (unaudited), respectively .........       26,247       80,247       18,942
   Other receivable, net of allowance for uncollectible
     accounts totaling $62,889, $-0- and $62,889 (unaudited),
      respectively (Note I) ...........................................         --           --           --
   Due from officers (Note B) .........................................         --         15,900         --
   Inventory, at cost .................................................       90,037       62,396       86,277
   Prepaid expenses ...................................................         --           --         34,550
                                                                          ----------   ----------   ----------
                                                   TOTAL CURRENT ASSETS      267,625      184,458      605,832

PROPERTY AND EQUIPMENT, less accumulated
   depreciation of $34,764, $19,412 and $56,211 (unaudited),
   respectively (Note C) ..............................................      161,719       34,731      151,871
EQUIPMENT UNDER CAPITAL LEASE, less
   accumulated depreciation of $-0-, $-0- and $-0- (unaudited),
   respectively (Note Q) ..............................................         --           --         45,713
GOODWILL, less accumulated amortization of $52,359,
   $-0- and $91,628 (unaudited), respectively (Note L) ................      209,435      261,794      170,166
RESEARCH AND DEVELOPMENT COSTS, less
   accumulated amortization of $25,480, $-0- and $44,590
   (unaudited), respectively (Note L) .................................      101,920      127,400       82,810
ORGANIZATION COSTS, less accumulated amortization
   of $-0-, $3,239 and $-0- (unaudited), respectively .................         --          3,702         --
PATENT, less accumulated amortization
   of $181, $-0- and $415 (unaudited), respectively ...................        1,373         --         18,570
OTHER ASSETS ..........................................................          712          849        1,512
                                                                          ----------   ----------   ----------
                                                                          $  742,784   $  612,934   $1,076,474
                                                                          ==========   ==========   ==========



         See accompanying summary of significant accounting policies and notes to the consolidated financial statements.

                           ONLINE ENTERTAINMENT, INC.

                                                                                     December 31,
                                                                            -----------------------------   September 30,
                                                                                1998             1997           1999
                                                                            -------------   -------------   --------------
                                                                                                             (unaudited)
                                             LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES
Accounts and notes payable
   Accounts payable .....................................................   $     86,639    $     13,810    $    144,605
   Accounts payable, related parties (Note B) ...........................           --               449            --
   Bank line of credit ..................................................         40,500            --               806
   Notes payable, related parties (Notes B&Q) ...........................        292,750            --           331,750
Other current liabilities
   Current maturities on long-term debt .................................           --            76,449            --
   Current maturities on capital lease obligations ......................           --              --            13,154
   Accrued interest payable .............................................         26,658          16,873          24,150
   Accrued interest payable, related parties (Notes B&Q) ................          4,630             696          15,098
   Other (Notes C,F&K) ..................................................        112,317          24,180          77,005
                                                                            ------------    ------------    ------------
                                                TOTAL CURRENT LIABILITIES        563,494         132,457         606,568

LONG-TERM DEBT
   Capital lease obligations, less current maturities (Note Q) ..........           --              --            26,610
   Other non-current liabilities (Note E) ...............................         70,840          95,927          66,340
                                                                            ------------    ------------    ------------
                                                        TOTAL LIABILITIES        634,335         228,384         699,518
                                                                            ------------    ------------    ------------

COMMITMENTS AND CONTINGENCIES (Notes I&Q) ...............................           --              --              --

SHAREHOLDERS' EQUITY (Notes F, G&Q)
   Preferred stock, $.0001 par value; 1,000,000 shares
      authorized; 12,467, 19,467 and 12,467 (unaudited) shares
      issued and outstanding, respectively ..............................              1               2               1
   Series A cumulative, convertible preferred stock,
      $.0001 par value, $2.00 stated value; 250,000 shares
      authorized; 105,400, -0- and 131,000 (unaudited) shares
      issued and outstanding, respectively ..............................        210,800            --           262,000
   Series B cumulative, convertible preferred stock,
      $.0001 par value, $2.00 stated value; 200,000 shares
      authorized; 294,950, 125,000 and  450,634 (unaudited) shares
      issued and outstanding, respectively ..............................        589,900         250,000         901,268
   Common stock, $.0001 par value; 50,000,000 shares
      authorized; 11,846,826, 10,347,585 and 12,765,676
      (unaudited) shares issued and outstanding, respectively ...........          1,185           1,034           1,277
   Additional paid-in capital ...........................................      8,879,706       8,238,727       9,791,657
   Retained deficit .....................................................     (9,573,142)     (8,105,213)    (10,579,247)
                                                                            ------------    ------------    ------------
                                               TOTAL SHAREHOLDER'S EQUITY        108,450         384,550         376,956
                                                                            ------------    ------------    ------------
                                                                            $    742,784    $    612,934    $  1,076,474
                                                                            ============    ============    ============



           See accompanying summary of significant accounting policies and notes to the consolidated financial statements.

                           ONLINE ENTERTAINMENT, INC.

                      Consolidated Statements of Operations

                                                                For The Years Ended        For the Nine Months Ended
                                                                    December 31,                 September 30,
                                                             --------------------------    --------------------------
                                                                1998           1997           1999           1998
                                                             -----------    -----------    -----------    -----------
                                                                                           (unaudited)    (unaudited)

NET SALES ................................................   $   262,564    $   180,559    $   258,978    $   217,351
COST OF SALES ............................................       194,383        176,583        201,737        150,328
                                                             -----------    -----------    -----------    -----------
                                              GROSS PROFIT        68,181          3,976         57,241         67,023
                                                             -----------    -----------    -----------    -----------

OTHER OPERATING COSTS AND EXPENSES
   Research and development ..............................       319,559         15,361        315,861        191,795
   Stock-based compensation (Note G) .....................        59,799         15,373         32,805         59,799
SELLING, GENERAL AND ADMINISTRATIVE ......................       867,042        586,419        592,667        662,649
PROVISION FOR DOUBTFUL ACCOUNTS ..........................        74,217            466           --             --
OTHER GENERAL EXPENSES
   Loss on sale of asset .................................            38           --              437           --
   Impairment loss on fixed assets (Note F) ..............        11,018           --             --           11,018
Loss on write-off of inventory ...........................          --             --           32,646           --
Gain on write-off of accounts payable ....................       (23,251)       (14,248)          --           (5,653)
                                                             -----------    -----------    -----------    -----------
                                                               1,308,422        603,371        974,416        919,608
                                                             -----------    -----------    -----------    -----------
                                      LOSS FROM OPERATIONS    (1,240,241)      (599,395)      (917,175)      (852,585)

NON-OPERATING INCOME .....................................          --             --            1,110           --
INTEREST EXPENSE .........................................       (19,289)       (37,268)       (41,421)        (4,984)
NON-OPERATING EXPENSES
   Losses from litigation settlements (Note K) ...........      (190,000)          --             --             --
                                                             -----------    -----------    -----------    -----------
                                  LOSS BEFORE INCOME TAXES    (1,449,530)      (636,663)      (957,486)      (857,569)

Extraordinary loss related to extinguishment of debt,
   net of income tax benefit of $300,199 (Note F) ........          --         (504,625)          --             --
                                                             -----------    -----------    -----------    -----------
                                                  NET LOSS    (1,449,530)    (1,441,487)      (957,486)      (857,569)

PREFERRED STOCK DIVIDENDS (Note F) .......................       (18,399)        (2,500)       (48,619)       (13,750)

ACCRETION OF BENEFICIAL CONVERSION
   FEATURE OF PREFERRED STOCK (Note F) ...................          --         (500,000)          --             --
                                                             -----------    -----------    -----------    -----------
                                     NET LOSS AVAILABLE TO
                                       COMMON SHAREHOLDERS   $(1,467,929)   $(1,943,987)   $(1,006,105)   $  (871,319)
                                                             ===========    ===========    ===========    ===========


         See accompanying summary of significant accounting policies and notes to the consolidated financial statements.

                           ONLINE ENTERTAINMENT, INC.

                      Consolidated Statements of Operations

                                                            For The Years Ended             For the Nine Months Ended
                                                               December 31,                       September 30,
                                                     -------------------------------     -------------------------------
                                                          1998             1997              1999              1998
                                                     -------------    --------------    -------------    --------------
                                                                                         (unaudited)       (unaudited)

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING .      11,062,039         8,428,377       12,168,109        10,850,218
                                                     =============    ==============    =============    ==============

BASIC EXTRAORDINARY LOSS PER COMMON SHARE ........   $        --      $        (0.06)   $        --      $         --
                                                     =============    ==============    =============    ==============

BASIC LOSS PER COMMON SHARE ......................   $       (0.13)   $        (0.23)   $       (0.08)   $       (0.08)
                                                     =============    ==============    =============    ==============

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING      11,062,039         8,428,377       12,168,109        10,850,218
                                                     =============    ==============    =============    ==============

DILUTED EXTRAORDINARY LOSS PER COMMON SHARES .....   $        --      $        (0.06)   $        --      $         --
                                                     =============    ==============    =============    ==============

DILUTED LOSS PER COMMON SHARE ....................   $       (0.13)   $        (0.23)   $       (0.08)   $       (0.08)
                                                     =============    ==============    =============    ==============


         See accompanying summary of significant accounting policies and notes to the consolidated financial statements.

                           ONLINE ENTERTAINMENT, INC.

                 Consolidated Statement of Shareholder's Equity

             January 1, 1997 through September 30, 1999 (Unaudited)

                                                Series A       Series B
                                               Cumulative     Cumulative
                               Preferred       Preferred       Preferred
                                 Stock           Stock           Stock          Common Stock
                              -------------- -------------- ----------------- -----------------  Additional
                                       Par           Stated           Stated              Par     Paid-in    Retained  Shareholders'
                              Shares  Value  Shares   Value  Shares    Value    Shares   Value    Capital     Deficit    Equity
                              ------ ------- ------  ------ -------- -------- ---------- ------ ---------- ------------ ------------

Balance, January 1, 1997 ...  28,967 $   3     --    $ --      --    $   --    7,905,092 $  790 $5,514,052 $(6,161,226) $  (646,381)

Sale of common stock .......    --      --     --      --      --        --      149,333     15     65,985       --          66,000

Common stock issued for
  services (Note G) ........    --      --     --      --      --        --        5,124      1     15,372       --          15,373

Common stock issued as
  payment for debt
  (Note F) .................    --      --     --      --    125,000  250,000    303,000     30  1,408,970       --       1,659,000

Common stock issued in
  private placements,
  less offering costs
  totaling $159,912
  (Note M) .................    --      --     --      --      --        --      941,718     94    961,950       --         962,044

Conversion of preferred
  shares to common shares ..  (9,500)   (1)    --      --      --        --       19,000      2      --          --               1

Common stock issued in
  merger with Renaissance
  Systems, Inc. (Note L) ...    --      --     --      --      --       --     1,024,318    102    272,398       --         272,500

Net income for the year
  ended December 31, 1997...    --      --     --      --      --       --         --       --       --     (1,943,987)  (1,943,987)
                            -------- ------- ------ ------- -------- -------- ---------- ------ ---------- ------------ ------------
BALANCE, DECEMBER 31, 1997    19,467     2     --      --    125,000  250,000 10,347,585  1,034  8,238,727  (8,105,213)     384,550

Sale of common stock .......    --      --     --      --      --       --       185,427     19    75,425        --          75,444

Common stock issued for
  services (Note G) ........    --      --     --      --      --       --        79,732      8    59,791        --          59,799

Common stock issued for
  equipment (Note F) .......    --      --    --       --      --       --        14,162      1    23,012        --          23,913

Common stock issued to
  broker for commissions
  related to offerings
  (Note G) .................    --      --     --      --      --       --     1,106,660    111   864,190        --         864,301

Sale of common stock in
  private placement ........    --      --     --      --      --       --        99,260     10   496,290        --         496,300




        See accompanying summary of significant accounting policies and notes to the consolidated financial statements.

                           ONLINE ENTERTAINMENT, INC.

                 Consolidated Statement of Shareholder's Equity

             January 1, 1997 through September 30, 1999 (Unaudited)


                                             Series A            Series B
                                            Cumulative          Cumulative
                            Preferred       Preferred           Preferred
                              Stock           Stock                Stock          Common Stock
                           -------------- --------------     ----------------- -----------------  Additional
                                    Par            Stated              Stated              Par     Paid-in    Retained Shareholders'
                           Shares  Value  Shares    Value    Shares     Value    Shares   Value    Capital     Deficit    Equity
                           ------ ------- ------   ------   --------  -------- ---------- ------ ---------- ------------ -----------


Cumulative preferred
  stock issued in
  private placement......   --     --   105,400  210,800  169,950   339,900    --        --       --           --           550,700

Stock offering costs.....   --     --      --      --        --        --      --        --     (877,729)      --          (877,729)

Conversion of non-
  cumulative preferred
  stock to common stock.. (7,000)  (1)     --      -         --        --       14,000     2      --           --                 1

Net income for the
  year ended
  December 31, 1998......   --     --      --      --        --        --      --        --       --       (1,467,929)   (1,467,929)
                         -------- ----- -------  -------  -------  -------- ---------- ------ ----------  ------------ ------------
BALANCE,
  DECEMBER 31, 1998       12,467    1   105,400  210,800  294,950   589,900 11,846,826  1,185  8,879,706   (9,573,142)      108,450

Cumulative preferred
  stock issued in
  private placement .....   --     --    25,600   51,200  280,684   561,368    --        --        --          --           612,568

Common stock issued
  for services (Note Q)..   --     --      --      --        --        --       15,000      1     32,804       --            32,805

Common stock issued
  for sales commissions
  (Note Q)...............   --     --      --      --        --        --      336,350     34    252,229       --           252,263

Common stock issued
  in private placement ..   --     --      --      --        --        --      317,500     32    634,968       --           635,000

Stock offering costs.....   --     --      --      --        --        --      --        --     (258,025)      --          (258,025)

Conversion of cumulative
  preferred stock
  to common stock........   --     --      --      --    (125,000) (250,000)   250,000     25    249,975       --             --

Net income for the nine
  months ended
  September 30, 1999
  (Unaudited)............   --     --      --      --        --        --      --         --      --        (1,006,105)  (1,006,105)

                         -------- ----- ------- -------- --------  -------- ---------- ------ ----------  ------------ ------------
BALANCE,
 SEPTEMBER 30, 1999
 (Unaudited)              12,467  $ 1   131,000 $262,000  450,634  $901,268 12,765,676 $1,277 $9,791,657  $(10,579,247) $  376,956
                         ======== ===== ======= ======== ========  ======== ========== ====== ==========  ============= ===========


        See accompanying summary of significant accounting policies and notes to the consolidated financial statements.

                           ONLINE ENTERTAINMENT, INC.

                      Consolidated Statements of Cash Flows

                                                                  For The Years Ended       For the Nine Months Ended
                                                                     December 31,                  September 30,
                                                             --------------------------    ---------------------------
                                                                 1998           1997           1999            1998
                                                              -----------   ------------   -----------    ------------
                                                                                           (unaudited)    (unaudited)
OPERATING ACTIVITIES
   Net loss ..............................................   $(1,449,530)   $(1,441,487)   $  (957,486)   $  (857,569)

   Transactions not requiring cash:
     Depreciation and amortization .......................        93,372          8,319         80,060         67,265
     Gain on write-off of accounts payable ...............       (23,251)       (14,248)          --          (23,251)
     Common stock issued for services (Note G) ...........        59,799           --           32,805         59,799
     Debt issued for services ............................       102,750           --             --           62,647
     Write-off of organization costs .....................         3,702           --             --              926
     Loss on sale of asset ...............................            37           --              437           --
     Impairment loss on fixed assets (Note F) ............        11,018           --             --             --
     Extraordinary loss on extinguishment of debt (Note F)          --          804,824           --             --
     Reclassification of current liabilities to long-term           --          (95,927)          --             --

   Changes in current assets and current liabilities:
     (Increase)/decrease in receivables, inventory
        and other current assets .........................        42,396        (76,957)       (24,285)       (54,943)
     Increase/(decrease) in accounts payable and other
        current liabilities ..............................       170,882       (267,037)        12,495        118,831
                                                             -----------    -----------    -----------    -----------
                   NET CASH (USED IN) OPERATING ACTIVITIES      (988,825)    (1,082,513)      (855,974)      (626,295)
                                                             -----------    -----------    -----------    -----------

INVESTING ACTIVITIES
   Purchases of equipment ................................       (98,408)       (17,598)       (14,440)       (16,379)
   Payments to acquire patent ............................        (1,554)          --          (17,431)          --
   Proceeds from sale of equipment .......................            70           --              800           --
   Payments for capitalized research and development costs          --         (127,400)          --             --
                                                             -----------    -----------    -----------    -----------
                   NET CASH (USED IN) INVESTING ACTIVITIES       (99,892)      (144,998)       (31,071)       (16,379)
                                                             -----------    -----------    -----------    -----------

FINANCING ACTIVITIES
   Proceeds from sale of stock ...........................     1,122,445      1,327,506      1,241,806        682,996
   Payments for offering costs ...........................       (13,428)      (159,912)          --          (13,428)
   Principal payments on capital leases ..................          --             --           (4,345)          --
   Proceeds from debt issuance ...........................       152,956        116,500         50,000         14,814
   Principal debt payments ...............................       (47,830)      (182,837)       (85,694)       (47,830)
                                                             -----------    -----------    -----------    -----------
                 NET CASH PROVIDED BY FINANCING ACTIVITIES     1,214,143      1,101,257      1,201,767        636,552
                                                             -----------    -----------    -----------    -----------

                                        NET CHANGE IN CASH       125,525       (126,254)       314,722         (6,122)

Cash, beginning of period ................................        25,195        152,169        151,341         25,915
                                                             -----------    -----------    -----------    -----------
                                       CASH, END OF PERIOD   $   151,340    $    25,915    $   466,063    $    19,793
                                                             ===========    ===========    ===========    ===========



           See accompanying summary of significant accounting policies and notes to the consolidated financial statements.

                           ONLINE ENTERTAINMENT, INC.

                      Consolidated Statements of Cash Flows

                                                                   For The Years Ended      For the Nine Months Ended
                                                                       December 31,                September 30,
                                                                -------------------------   -------------------------
                                                                   1998           1997          1999          1998
                                                                -----------   -----------   -----------   -----------
                                                                                             unaudited)   (unaudited)

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
   Interest .................................................   $     5,186   $    22,522   $    20,859   $    4,984
                                                                ===========   ===========   ===========   ===========
   Income taxes .............................................   $      --     $      --     $      --     $    --
                                                                ===========   ===========   ===========   ===========

Non-cash investing and financing transactions:
   Acquisition of property and research and development costs
     in exchange for the issuance of common stock ...........   $    23,012   $   272,500   $      --     $   23,012
                                                                ===========   ===========   ===========   ===========
   Conversion of debt to preferred and common stock .........   $      --     $   354,176   $      --     $    --
                                                                ===========   ===========   ===========   ===========
   Acquisition of property under vendor financing (Note C) ..   $    32,044   $      --     $      --     $   32,044
                                                                ===========   ===========   ===========   ===========
   Acquisition of equipment under capital leases (Note Q) ...   $      --     $      --     $    44,109   $    --
                                                                ===========   ===========   ===========   ===========


           See accompanying summary of significant accounting policies and notes to the consolidated financial statements.

                           ONLINE ENTERTAINMENT, INC.
                   Summary of Significant Accounting Policies


BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of OnLine Entertainment, Inc. and its wholly owned subsidiaries, Glitch Master Marketing, Inc. and OnLine Power Supply, Inc. (collectively, the "Company"). All significant intercompany transactions and accounts were eliminated in the consolidation.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

CASH EQUIVALENTS

For the purpose of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORY

Inventory consists of computer equipment and accessories purchased for resale during the ordinary course of business. The inventory is stated at the lower of cost or market. The cost is determined by the average cost method.

PROPERTY, EQUIPMENT AND DEPRECIATION

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repair costs are charged to expense as incurred. Gains or losses on disposition of property and equipment are reflected in income.

AMORTIZATION

Amortization of intangible assets is calculated using the straight-line method over five years. Amortization expense for the years ended December 31, 1998 and 1997 totaled $78,020 and $1,388. Amortization expense totaling $25,661, related to research and development and patent costs in 1998, was reclassified to research and development.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

RECLASSIFICATIONS

Certain amounts in the prior year consolidated financial statements have been reclassified for comparative purposes to conform with the presentation in the current year consolidated financial statements.

                           ONLINE ENTERTAINMENT, INC.
                   Summary of Significant Accounting Policies


IMPAIRMENT OF LONG-LIVED ASSETS

The Company follows Statements of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long- Lived Assets and for Long-Lived Assets to be Disposed of," which requires that an impairment loss be recognized when the carrying amount of an asset exceeds the expected future undiscounted net cash flows.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company has determined, based on available market information and appropriate valuation methodologies, that the fair value of its financial instruments approximates carrying value. The carrying amounts of cash, receivables, payables and other current liabilities approximate fair value due to the short-term maturity of the instruments.

STOCK-BASED COMPENSATION

The Company accounts for any stock-based compensation plans using the intrinsic value method prescribed by the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) was issued in October 1995. This accounting standard permits the use of either a fair value based method or the method defined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) to account for stock-based compensation arrangements.
Companies that elect to use the method provided in APB 25 are required to disclose the pro forma net income and earnings per share that would have resulted from the use of the fair value based method. The Company has elected to continue to determine the value of the stock-based compensation arrangements under the provisions of APB 25 and, accordingly, has included the pro forma disclosures required under SFAS 123 in Note F.

EARNINGS/(LOSS) PER COMMON SHARE

Effective December 31, 1997, SFAS 128 "Earnings per Share" requires a dual presentation of earnings per share-basic and diluted. Basic earnings per common share has been computed based on the weighted average number of common shares outstanding. Diluted earnings per share reflects the increase in weighted average common shares outstanding that would result from the assumed exercise of outstanding stock options. All periods presented have been restated to reflect the adoption of this standard. 1,076,784 shares were excluded from the diluted earnings per share calculation, as these shares were anti-dilutive. Had these shares been included in the calculation, diluted weighted average common shares outstanding would have increased to 11,488,407 in 1998.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

The Company has adopted the following new accounting pronouncements for the year ended December 31, 1998. There was no effect on the financial statements presented from the adoption of the new pronouncements. SFAS No. 130, "Reporting Comprehensive Income," requires the reporting and display of total comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," is based on the "management" approach for reporting segments. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosure about the Company's products, the geographic areas in which it earns revenue and holds long-lived assets, and its major customers. SFAS No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits," which requires additional disclosures about pension and other post-retirement benefit plans, but does not change the measurement or recognition of those plans.

                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE A:   NATURE OF ORGANIZATION

The Company was incorporated in Colorado on August 7, 1991, as Roth Financial Fitness, Inc. On January 12, 1995, the Company changed its name to OnLine Entertainment, Inc. In June 1995, the Company re-domiciled in Nevada.

The  Company's   primary   business   activities   are  conducted   through  its
subsidiaries, Glitch Master Marketing, Inc. ("GMM") and OnLine Power Supply, Inc. ("OPS").

GMM was formed in Colorado on September 7, 1990. GMM manufactures the Glitch Master product line, which includes the Glitch Master power supply.

OPS was formed in Colorado on November 13, 1996. On December 17, 1997, OPS acquired Renaissance Systems, Inc. ("RSI"), which was formed to develop and market power supply technology (see Note K).

NOTE B:   RELATED PARTY TRANSACTIONS

1998

As of January 1, 1998, the Company was indebted to an officer for $62,000 in connection with four promissory notes executed in 1997. The notes bear interest at 10.00 percent and are due on demand. The Company made principal payments of $22,000 during the year ended December 31, 1998. The remaining balance of $40,000 is included in notes payable, related parties in the accompanying consolidated balance sheets. Accrued interest on the notes totaled $2,032 at December 31, 1998, which is included in accrued interest payable, related parties in the accompanying consolidated balance sheets. In addition, two officers loaned $35,000 to the Company during 1998, which was repaid in full as of December 31, 1998.

On December 21, 1998, the Company borrowed $150,000 from the family trust of the Company's President. The $150,000 promissory note bears interest at 10.00 percent and matures on December 21, 1999. The $150,000 is included in notes payable, related parties in the accompanying consolidated balance sheets.
Accrued interest on the note totaled $616 at December 31, 1998, which is included in accrued interest payable, related parties in the accompanying consolidated balance sheets.

On October 16, 1998, an officer paid $102,750 in investor relations expenses on behalf of the Company. The officer received promissory notes totaling $68,500 and $34,250 in exchange for making the payment. The notes bear interest at 10 percent and are due on demand. The $102,750 is included in notes payable, related parties in the accompanying consolidated balance sheets. Accrued interest on the notes totaled $1,982 at December 31, 1998, which is included in accrued interest payable, related parties in the accompanying consolidated balance sheets.

1997

As of January 1, 1997, the Company owed an officer $30,378 for three promissory notes executed during 1995 and 1996. The notes bear interest at 10 percent and are due on demand. The Company repaid the $30,378 during the year ended December 31, 1997. Accrued interest on the notes totaled $696 at December 31, 1997, which is included in accrued interest payable, related parties in the accompanying consolidated balance sheets. The officer also loaned an additional $62,000 to the Company in 1997, which is included in notes payable, related parties in the accompanying consolidated balance sheets.

                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE B:   RELATED PARTY TRANSACTIONS, CONTINUED

1997, CONTINUED

During the year ended December 31, 1997, the Company advanced officers $15,900. The officers repaid the advances during the year ended December 31, 1998.

As of December 31, 1997, the Company owed an officer $449 for third-party expenses paid on behalf of the Company. The $449 is included in the accompanying consolidated balance sheets as accounts payable, related party.

NOTE C:   PROPERTY AND EQUIPMENT

During 1998 the Company acquired a trade show booth under vendor financing. The cost of the booth was $84,963 of which the Company paid $52,919. The balance owed on the booth totaling $32,044 is included as other current liabilities on the consolidated balance sheets. Accrued interest on the vendor financing totaled $4,214 at December 31, 1998.

Property and equipment consisted of the following at December 31, 1998 and 1997:

                                         December 31,
                                  -----------------------
                                     1998         1997
                                  ----------   ----------
Furniture and fixtures ........   $  12,119    $   9,795
Trade show exhibit equipment ..      96,343         --
Engineering and other equipment      52,838       15,208
Computers .....................      30,343       26,768
Software ......................       4,840        2,372
                                  ---------    ---------
                                    196,483       54,143
Less: accumulated depreciation      (34,764)     (19,412)
                                  ---------    ---------
                                  $ 161,719    $  34,731
                                  =========    =========

Depreciation  expense for the years  ended  December  31, 1998 and 1997  totaled
$15,352  and  $6,931,   respectively.   $6,346  of   depreciation  in  1998  was
reclassified to research and development.

                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE D:   SHORT-TERM DEBT

Short-term debt consisted of the following notes payable and line of credit at December 31, 1998 and 1997:

                                                                          December 31,
                                                                     --------------------
                                                                        1998       1997
                                                                     ---------  ---------
NOTES PAYABLE
Note payable, due in monthly installments of $1,500 plus interest, interest at 12.50 percent, maturing August 1999,
unsecured ........................................................   $   --     $ 14,449

Note payable to officer, due on demand,
interest at 10.00 percent, unsecured
(see Note B) .....................................................       --        7,000

Note payable to officer, due on demand,
interest at 10.00 percent, unsecured
(see Note B) .....................................................       --       15,000

Note payable to officer, due on demand, interest at 10.00 percent, collateralized by receivables, inventory and patent rights
(see Note B) .....................................................     15,000     15,000

Note payable to officer, due on demand, interest at 10.00 percent, collateralized by receivables, inventory and patent rights
(see Note B) .....................................................     25,000     25,000

Note payable to officer, due on demand, interest at 10.00 percent, collateralized by receivables, inventory and patent rights
(see Note B) .....................................................     68,500       --

Note payable to officer, due on demand, interest at 10.00 percent, collateralized by receivables, inventory and patent rights
(see Note B) .....................................................     34,250       --

Note payable to  President's  family trust,  matures  December 21,
1999,  interest at 10.00 percent,  collateralized by 50,000 shares of the Company's common stock
(see Note B) .....................................................    150,000       --
                                                                     --------   --------
                                                                     $292,750   $ 76,449
                                                                     ========   ========

                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements



NOTE D:   SHORT-TERM DEBT, CONTINUED

LINE OF CREDIT

The Company has a $50,000 revolving line of credit, of which, $10,310 was unused as of December 31, 1998. Advances on the line carry an interest rate of 13.75 percent. The credit line is collateralized by substantially all corporate assets and is personally guaranteed by an officer of the Company. The Company indemnified the officer. Payments on the line are due monthly and are equal to accrued interest plus 2.00 percent of outstanding principal. Accrued interest on the credit line totaled $646 at December 31, 1998.

NOTE E:   OTHER NON-CURRENT LIABILITIES

During 1994 and 1995, the Company incurred approximately $118,000 of liabilities (payables) associated with a previous line of business. Management has settled or written-off $47,160 as of December 31, 1998. Liabilities for which creditors have no longer pursued their claims, approximately $70,840, will be written-off as the legal obligation to pay expires.

NOTE F:   SHAREHOLDERS' EQUITY

PREFERRED STOCK

Each share of the Series A preferred stock is convertible to two shares of the Company's common stock and, at the election of the Company's directors, will pay a 6.00 percent cumulative dividend payable in cash and/or the Company's common stock. The cumulative unpaid dividend on Series A preferred stock totaled $1,054 and $-0- at December 31, 1998 and 1997, respectively. The cumulative dividend is included in the accompanying financial statements.

Each share of the Series B preferred stock is convertible to two shares of the Company's common stock and, at the election of the Company's directors, will pay a 6.00 percent cumulative dividend payable in cash and/or the Company's common stock. The cumulative unpaid dividend on Series B preferred stock totaled $18,399 and $2,500 at December 31, 1998 and 1997, respectively. The cumulative dividend is included in the accompanying financial statements.

Holders of the preferred stocks have liquidation rights that entitle them to receive payment for the stated value per share and any accrued and unpaid dividends prior to distribution to any junior stock. Preferred shareholders have no voting rights.

COMMON STOCK

On August 12, 1998, the Company issued 14,162 shares of its restricted common stock in exchange for equipment. Management valued the transaction at the market value of the stock issued on the date of the transaction of $.85 per share, or $23,013. The Company wrote-down the equipment to its net realizable value at December 31, 1998, resulting in an impairment loss totaling $11,018 for the year ended December 31, 1998.

                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE F:   SHAREHOLDERS' EQUITY, CONTINUED

On October 24, 1997, the Company issued 303,000 shares of its restricted common stock and 125,000 shares of its Series B cumulative, convertible preferred stock to extinguish debt totaling $354,176. On October 24, 1997 the market value of the Company's common stock was $3.00 per share and each share of Series B preferred stock was convertible to two shares of common stock. Management valued the transaction at the market value of the common stock issued of $3.00 per share, or $1,659,000 (after converting each share of preferred to two shares of common). The $1,659,000 includes a beneficial conversion charge of $500,000 for the conversion of the preferred stock to common stock and an extraordinary loss on the extinguishment of debt totaling $804,824. The remaining $354,176 eliminated the debt balance.

STOCK OPTIONS

On September 25, 1998, the Company granted options for 300,000 shares of its common stock for services in accordance with the terms of its public relations agreement. The options were vested and exercisable as of the grant date and expire on September 25, 2001. No options were exercised as of December 31, 1998. Following is a schedule of the options and the related strike prices:

           Option                Number               Exercise
            Group               of shares               Price
         -----------         ---------------      -----------------
           #1                    50,000             $     1.87
           #2                    50,000             $     2.37
           #3                    50,000             $     2.87
           #4                    50,000             $     3.37
           #5                    50,000             $     3.87
           #6                    50,000             $     6.00

The weighted average exercise price for the options was $3.39 at December 31, 1998. On the grant date, the bid price of the Company's common stock was $1.37.

On March 4, 1998, the Company granted options to purchase 1,000,000 shares of its common stock to two officers in accordance with the terms of its executive employment agreements. The options were vested and exercisable as of the grant date and expire on March 4, 2003. All 1,000,000 options were exercisable at $5.50 per share as of December 31, 1998. No options were exercised as of December 31, 1998. Management determined the fair value of the Company's common stock based on the offer price of a common stock offering on the grant date. Management priced the options based on the $5.00 offering price. Therefore the options were granted at 110% of the $5.00 offering price, or $5.50 per share. In accordance with APB 25, no compensation expense related to the options was recognized in 1998.

The Company has a stock option plan that provides for the granting of stock options to employees. The objectives of this plan includes attracting and retaining the best personnel, providing for additional performance incentives, and promoting the success of the Company by providing employees the opportunity to acquire common stock. The Company is authorized to grant 500,000 common shares under the plan, of which 212,500 have been granted. Options outstanding under the plan have been granted at prices that are either equal to or above the market value of the stock on the date of grant. All options are fully vested on the grant date. All 212,500 options were exercisable at December 31, 1998 at $2.875 per share. The options expire on December 16, 2001.

                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE F:     SHAREHOLDERS' EQUITY, CONTINUED

The status of the Company's stock-option plan and executive employment options is summarized as follows:

                                                                                  Weighted
                                                                                   Average
                                                           Number                 Exercise
                                                         of Shares                  Price
                                                      ---------------         ---------------
        Outstanding at December 31, 1997............           -              $        -
        Granted.....................................        1,212,500                    5.04
        Exercised...................................           -                       -
        Canceled....................................           -                       -
                                                      ----------------        ----------------
        Outstanding at December 31, 1998............        1,212,500         $          5.04
                                                      ================        ================


The Company continues to account for stock-based compensation using the intrinsic value method prescribed by APB 25, under which no compensation cost for stock options is recognized for stock option awards grated at or above the fair market value. Had compensation expense for the Company's stock option plan, executive employment options and options under the public relations agreement been determined based upon fair values at the respective grant dates in accordance with SFAS 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below. The pro forma effects of SFAS 123 are not indicative of future amounts. Additional stock option awards are anticipated in future years.

                                                                For The
                                                              Year Ended
                                                             December 31,
                                                                 1998
                                                          -----------------
     Net losses
       As reported......................................  $     (1,513,197)
         Increased loss due to:
           Employee stock option plan...................          (266,688)
           Executive employment options.................        (2,054,000)
           Public relations agreement options...........           (66,550)
                                                          -----------------
       Proforma.........................................  $     (3,900,435)
                                                          =================
     Loss per common share
       As reported......................................  $          (0.14)
       Proforma.........................................  $          (0.35)

The weighted average fair value of options granted during 1998 estimated on the date of grant using the Black-Scholes option-pricing model was $1.58. The fair value of the options granted is estimated on the date of grant using the following assumptions: dividend yield of zero, expected volatility of 60.47 percent, risk-free interest rate of 4.525 percent, and an expected life of three years.


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                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE G:   STOCK-BASED COMPENSATION

1998

On May 20, 1998, the Company issued 1,106,660 shares of its restricted common stock as payment for $117,626 in commissions related to its common stock offering. Management valued the transaction at the market value of the stock issued on the date of the broker agreement, September 8, 1997, of $.78 per share, or $864,301. The $864,301 is included in the accompanying financial statements as stock offering costs.

On October 30, 1998, the Company issued 79,732 shares of its restricted common stock as payment for $134,484 in advertising and consulting services. Management valued the transaction at the market value of the stock issued of $.75 per share, or $59,799.

1997

On October 1, 1997, the Company issued 5,124 shares of its restricted common stock as payment for $15,373 in advertising and consulting services. Management valued the transaction at the market value of the stock issued of $3.00 per share, or $15,373.

NOTE H:   INCOME TAXES

A reconciliation of the U.S. statutory federal income tax rate to the effective rate follows for the years ended December 31, 1998 and 1997:

                                                             December 31,
                                                    --------------------------
                                                        1998              1997
                                                        ----              ----
      U.S. statutory federal rate...............        34.00%           34.00%
      State income tax rate,
        net of federal benefit..................         3.30%            3.30%
      Provision for bad debts...................        -1.99%            0.00%
      Net operating loss for which no
        tax benefit is currently available             -35.31%          -37.30%
                                                    ------------     ----------
                                                         0.00%            0.00%
                                                    ============     ==========

Deferred taxes consisted of the following at December 31, 1998 and 1997:

                                         December 31,
                                    ----------------------
                                       1998        1997
                                    ----------   ---------
Deferred tax asset,
  Net operating loss carryforward   $ 879,697    $ 345,316
Valuation allowance .............    (879,697)    (345,316)
                                    ---------    ---------
  Net deferred taxes ............   $    --      $    --
                                    =========    =========

The valuation allowance offsets the deferred tax assets for which there is no assurance of recovery. The change in the valuation allowance for the years ended December 31, 1998 and 1997 totaled $534,381 and $237,475, respectively. The net operating loss carryforward expires through the year 2018.


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



                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE H:   INCOME TAXES, CONTINUED

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

NOTE I:   COMMITMENTS AND CONTINGENCIES

OFFICE LEASE

The Company leases office space under a non-cancelable operating lease that expires on January 31, 2001. Total office rent expense for the years ended December 31, 1998 and 1997 totaled $36,942 and $28,057, respectively. Future minimum rental payments under the office lease are as follows:

              December 31,
               1999..................................  $      53,236
               2000..................................  $      54,038
               2001..................................  $       4,503

The Company has liabilities at December 31, 1998 totaling $70,840, which were incurred in 1994 and 1995 and were associated with a previous line of business. These liabilities, for which creditors have no longer pursued their claims, will be written off as the legal obligation to pay expires. Accrued interest on the liabilities totaled $21,798 at December 31, 1998.

OFFICER EMPLOYMENT AGREEMENTS

As part of the officer employment agreements, each officer shall become fully vested to receive options to purchase 500,000 shares (one million in total) of the Company's common stock upon the achieving the following performance goals:

         1. If the Company's consolidated gross revenues exceed $3,000,000 by December 31, 1999, the executives vest in 35 percent of the options;
         2. If the Company's consolidated gross revenues exceed $6,000,000 by December 31, 2000, the executives vest in an additional 35 percent of the options;
         3. If the Company's consolidated gross revenues exceed $9,000,000 by December 31, 2001, the executives vest in the remaining 30 percent of the options;

The options are exercisable at $.0001 per share and expire on March 4, 2003.

LEGAL MATTERS

GMM and the Company's Chief Executive Officer ("CEO") have been named as defendants in a lawsuit in which the plaintiff is claiming the sum of $96,000. The debt was a personal obligation of the CEO. The CEO obligated GMM as a guarantor of the note. The lawsuit was settled subsequent to December 31, 1998. See Note O - Subsequent Event.

On December 2, 1998, the Company was awarded a judgment in the amount of $62,889 against a customer. The Company began collection efforts following the customer's default on the judgement. Management of the Company decided to record an allowance against 100 percent of the judgement receivable as of December 31, 1998, due to the uncertainty of collection.

                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE I:   COMMITMENTS AND CONTINGENCIES, CONTINUED

LEGAL MATTERS, CONTINUED

The Company is involved in other various claims and lawsuits arising in the normal course of business. Management believes that any financial responsibility that may be incurred in settlement of such claims and lawsuits would not be material to the Company's financial position.

NOTE J:    CONCENTRATIONS OF CREDIT RISK

CUSTOMERS

Approximately 39 percent of the Company's total revenues earned in 1997 were from contracts with one customer.

CASH

The Company has concentrated its credit risk for cash by maintaining deposits in a financial institution, which may at times, exceed the amounts covered by insurance provided by the Unites States Federal Deposit Insurance Corporation
(FDIC). The maximum loss that would have resulted from that risk totaled $61,300 at December 31, 1998, for the excess of the deposit liabilities reported by the financial institution over the amount that would have been covered by federal insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

NOTE K:    LITIGATION AND SETTLEMENTS

During the year ended December 31, 1998, the Company signed a settlement agreement in a lawsuit related to the Chapter 7 bankruptcy of Max Music, Inc., whereby the Company agreed to pay $150,000. The Company made the $150,000 payment on December 21, 1998, with proceeds from the $150,000 promissory note from the family trust of the Company's President (see Note B). However, in April 1999 the trustee filed an action in United States District Court (Denver, Colorado) seeking enforcement (through garnishment proceeding) against the Company of a judgement obtained by the trustee against a former officer and director of the Company (who resigned in February 1996) for the same amount originally sought less the $150,000 paid in December 1998. The Company is resisting the trustee's attempts to collect the balance and believes the likelihood that the Company will incur additional losses related to this lawsuit are remote.

During the year ended December 31, 1998, the Company settled a lawsuit related to an account payable with Topower Computer (USA), Inc., whereby the Company agreed to pay $15,000. The Company paid $5,000 of the $15,000 settlement on December 1, 1998. The remaining $10,000 is due in five equal installments of $2,000 on the first of the month from January 1999 to May 1999. The $10,000 owed at December 31, 1998 is included as other current liabilities in the accompanying consolidated balance sheets.

Subsequent to December 31, 1998, the Company settled a third lawsuit for $25,000. The balance of the settlement is due on or before October 1, 1999. The $25,000 is included as other current liabilities in the accompanying consolidated balance sheets.

The total loss from litigation  settlements of $190,000 is included as losses on
litigation   settlements  in  the   accompanying   consolidated   statements  of
operations.



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



                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE L:    ACQUISITION OF RENAISSANCE SYSTEMS, INC.

On December 17, 1997, OPS acquired substantially all of the outstanding common stock of a private company, Renaissance Systems, Inc. ("RSI"), in exchange for $122,500 cash and 1,024,318 shares of the Company's $.0001 par value common stock, valued at $272,500, for a total purchase price of $395,000. The transaction has been accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16. Following the allocation of a portion of the purchase price to the tangible assets and to the acquired research and development associated with the power supply technology of $5,806 and $127,400, respectively, the remaining balance of the purchase price over the fair value of all assets was recorded as goodwill in the amount of $261,794. It is management's expectation that the acquired research and development will have an alternative future use. All future research and development costs associated with the power supply technology will be expensed in the period in which they occur.

OPS entered into a license agreement with RSI in January 1997, prior to the acquisition, whereby OPS would acquire the rights to a certain power supply technology, developed by RSI, for $395,000 in cash and 75,000 shares of the Company's common stock. Once the technology was out of the development stage, the Company would pay additional amounts for the license agreement. During 1997 and prior to the end of the development stage and the acquisition of RSI, the Company made payments, related to the license agreement, totaling $122,500 in cash and 75,000 shares of the Company's common stock. Substantially all of RSI's revenues were earned through transactions with OPS during 1997; therefore, all pre- affiliation transactions were eliminated with the recording of the acquisition.

RSI had previously granted stock options to three individuals for a total of 181,000 shares of RSI's common stock. Two options expired in 1998 and the third expired January 15, 1999. No shares were issued in conjunction with the RSI options.

NOTE M:   PRIVATE OFFERINGS

COMMON STOCK

The Company circulated three separate private offering memorandums relating to the private offering of shares of the $.0001 par value common stock of the Company during 1998 and 1997. The securities have not been registered pursuant to the Securities Act of 1933, as amended (the "ACT"), nor have they been registered under the securities act of any state. These securities were offered under an exemption from registration requirements of the Act and exemptions from registration provided by applicable state securities laws. The securities were offered on a "best efforts" basis through securities dealers and others that may lawfully offer and sell securities. The securities dealers were paid a commission up to ten percent of the subscriptions accepted by the Company. Offering commissions were paid through a combination of cash and the issuance of common stock. Management of the Company did not receive any commissions or compensation for offering or selling the securities. Following is a summary of the offerings conducted in 1998 and 1997:

                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE M:   PRIVATE OFFERINGS, CONTINUED

                       Offering #1         Offering #2        Offering #3
                       -----------         -----------        -----------

  Date:               June 30, 1996       April 2, 1997     September 11, 1997
  Offer:                $.50/share         $5.00/share         $5.00/share
  Minimum:                 None            $    5,000          $   25,000
Maximum:               $  500,000          $  500,000          $1,000,000

Sold in 1997:
Shares:                   795,798             109,248              36,672
Proceeds:              $  392,138          $  546,240          $  183,361

Sold in 1998:
Shares                       --                  --                99,260
Proceeds:              $     --            $     --            $  496,300


PREFERRED STOCK

The Company circulated two separate private offering memorandums relating to the private offering of shares of the Series A and B $.0001 par value, $2.00 stated value, cumulative, convertible preferred stock of the Company during 1998. The securities have not been registered pursuant to the Securities Act of 1933, as amended (the "ACT"), nor have they been registered under the securities act of any state. These securities were offered pursuant to an exemption from registration requirements of the Act and exemptions from registration provided by applicable state securities laws. The securities were offered on a "best efforts" basis through securities dealers and others that may lawfully offer and sell securities. The securities dealers were paid a commission up to ten percent of the subscriptions accepted by the Company. Offering commissions were paid through a combination of cash and the issuance of common stock. Management of the Company did not receive any commissions or compensation for offering or selling the securities. Following is a summary of the offerings conducted in 1998:

                        Offering #1              Offering #2
                         Series B                 Series A
                     -----------------        ------------------
 Date:               October 12, 1998          November 19, 1998
 Offer:                $2.00/share               $2.00/share

 Sold in 1998
 Shares:                    169,950                  105,400
 Proceeds:            $     339,900           $      210,800

                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE N:   YEAR 2000 COMPLIANCE

The Year 2000 issue (Y2K) is the result of computer programs written using two digits rather than four to define the applicable year. Any of the Company's computer and telecommunications programs that have date sensitive software may recognize a date using "00" as the year 1900 instead of 2000. This could result in system failure or miscalculations causing disruptions in operations, including the ability to process transactions, send invoices, or engage in similar normal business activities.

Products produced by the Company do not contain date sensitive software; however, the Company cannot determine the extent to which the Company is vulnerable to third parties' failure to remediate their own Y2K problems. As a result, there can be no guarantee that the systems of other companies on which the Company's business relies will be timely converted, or that failure to convert by another company, or a conversion that is incompatible with the Company's systems, would have a material adverse affect on the Company. In view of the foregoing, there can be no assurance that the Y2K issue will not have a material adverse effect on the Company's business.

NOTE O:   GOING CONCERN

The Company has suffered recurring losses from operations since inception and at December 31, 1998 has a working capital deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company plans to develop operations in connection with research and development related to power supply technology acquired in December 1997. The Company plans to raise funds through additional sales of its preferred and common stocks to support the Company's business plan and to fund losses until it can achieve profitable operations. In addition, the Company receives working capital advances from officers and directors on an as needed basis. The Company's ability to continue as a going concern is dependent upon successful completion of additional financings and ultimately, upon achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE P:   SUBSEQUENT EVENT

On April 22, 1999 the CEO entered into a settlement agreement with a plaintiff who had filed suit against both the CEO and GMM for default of the CEO's personal $96,000 note payable dated October 1995, due and payable March 19, 1996, in which the CEO had obligated GMM as guarantor. The settlement was for $98,170 and agreed to by the plaintiff , the CEO, GMM and the Company. The CEO personally paid the settlement on April 23, 1999.

NOTE Q:   UNAUDITED INTERIM FINANCIAL INFORMATION

RELATED PARTY TRANSACTIONS

As of September 30, 1999, the Company owed an officer $181,750 for eight promissory notes executed in from December 1997 through August 1999. The officer advanced $89,000 to the Company during the nine months ended September 30, 1999 and the Company repaid $50,000 during the same period. The $181,750 balance is included in notes payable, related parties in the accompanying unaudited consolidated balance sheet. Accrued interest on the notes totaled $15,098 at September 30, 1999, which is included as accrued interest payable, related parties in the accompanying unaudited consolidated balance sheet.

                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE Q:   UNAUDITED INTERIM FINANCIAL INFORMATION, CONTINUED

RELATED PARTY TRANSACTIONS, CONTINUED

As of September 30, 1999, the Company owed $150,000 to the family trust of the Company's President. No principal payments were made on the note during the nine months ended September 30, 1999; however, the Company made interest payments totaling $10,634. The $150,000 is included in notes payable, related parties in the accompanying unaudited consolidated balance sheet. Accrued interest on the note totaled $-0- at September 30, 1999.

CAPITAL LEASE OBLIGATIONS

Capital leases consisted of the following at September 30, 1999:

    Lease payable, due in 36 monthly installments
    of $453, interest at 7.90 percent, maturing
    June 2002, collateralized by equipment                 $       13,262

    Lease payable, due in 36 monthly installments
    of $954, interest at 12.50 percent, maturing
    June 2002, collateralized by equipment                         26,502
                                                           ---------------
                                                                   39,764
    Less: current maturities.............................         (13,154)
                                                           ---------------
                                                           $       26,610

Maturities on capital lease obligations as of September 30 are as follows:

                           2000............................ $      13,154
                           2001............................ $      14,666
                           2002............................ $      12,069

SHAREHOLDERS' EQUITY

On July 16, 1999, the Company's board of directors authorized a private offering of 2,500,000 shares of its $.0001 par value, common stock at a cost of $2.00 per share. The securities have not been registered pursuant to the Securities Act of 1933, as amended (the "ACT"), nor have they been registered under the securities act of any state. These securities are offered pursuant to an exemption from registration requirements of the Act and exemptions from registration provided by applicable state securities laws. The securities are offered on a "best efforts" basis through securities dealers and others that may lawfully offer and sell securities and are paid a commission up to ten percent of the subscriptions accepted by the Company. Management of the Company, who is not paid any commission or compensation for offering or selling the securities, also sells the securities.


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



                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE Q:   UNAUDITED INTERIM FINANCIAL INFORMATION, CONTINUED

SHAREHOLDERS' EQUITY, CONTINUED

The minimum number of shares to be sold in the offering is 250,000, resulting in gross proceeds of $500,000. The maximum number is 2,500,000 shares, resulting in $5,000,000 of gross proceeds. As of September 30, 1999, the Company had sold 317,500 shares for gross proceeds totaling $635,000. Of the $635,000 in total proceeds collected, the Company held $500,000 and $135,000 were held in escrow.

The Company incurred $157,120 of costs associated with the common stock offering. $151,358 of the offering costs was paid through the issuance of common stock.

During the nine months ended September 30, 1999, the Company issued 15,000 shares of its common stock as payment for legal services valued at $15,407.

INCOME TAXES

At September 30, 1999, deferred taxes consisted of a net tax asset totaling $1,216,776 due to a net operating loss carryforwards. The valuation allowance offsets net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the nine months ended September 30, 1999 was $336,979, which increased the valuation allowance to $1,216,776. Net operating loss carryforwards expire through the year 2019.

STOCK-BASED COMPENSATION

On June 29, 1999, the Company issued 336,350 shares of its restricted common stock as payment for $151,358 in commissions related to its common stock offering. Management valued the transaction at the market value of the stock issued on the date of the broker agreement, October 23, 1998, of $.75 per share, or $252,263. The $252,263 is included in the accompanying financial statements as stock offering costs.

On August 20, 1999, the Company issued 15,000 shares of its restricted common stock as payment for $15,407 in legal services. Management valued the transaction at the market value of the stock issued of $2.19 per share, or $32,805.

CONCENTRATION OF CREDIT RISK

The Company has concentrated its credit risk for cash by maintaining deposits in a financial institution, which may at times, exceed the amounts covered by insurance provided by the Unites States Federal Deposit Insurance Corporation
(FDIC). The maximum loss that would have resulted from that risk totaled $728,270 at September 30, 1999, for the excess of the deposit liabilities reported by the financial institution over the amount that would have been covered by federal insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

                           ONLINE ENTERTAINMENT, INC.
                   Notes to Consolidated Financial Statements


NOTE Q:   UNAUDITED INTERIM FINANCIAL INFORMATION, CONTINUED

CONTINGENCIES

The Company may be contingently liable to certain shareholders who purchased common and preferred stock during 1997, 1998 and 1999 if they elect to have the transactions rescinded pursuant to the offer of rescission to be made by the Company. According to management and legal counsel, these share offerings may have been conducted in violation of the registration requirements of the Securities Act of 1933, as amended (the "Act"). To remedy this situation, the
Company intends to file a registration statement with the Securities and Exchange Commission, which would include a rescission offer to those shareholders who purchased the securities under an offering that was deemed to be in violation of the Act. If 100 percent of the suspected transactions were rescinded, the Company would owe the affected shareholders a total of approximately $1,299,803 plus $136,480 of interest. Management believes that the amount of the ultimate liability as a result of the offer to rescind could be considerably less. The amount or probability of any financial liability could not be reasonably estimated at September 30, 1999.

GOING CONCERN

The Company has suffered recurring losses from operations since inception and at December 31, 1998 had a working capital deficit. In addition, the Company continues to experience operating losses through September 30, 1999 (unaudited). Development costs, fixed overhead and lack of sales have been the main causes for the net operating losses. The Company's first new product was released in October 1999 to prospective customers and distributors for product evaluation. The Company's business plan is to secure orders and begin manufacturing in the fourth quarter of 1999 followed by shipment of product during the first quarter of 2000. Further, management has forecasted sufficient sales of the new power supplies in the year 2000 that should eliminate any further net operating losses. The Company's ability to continue as a going concern is ultimately dependent upon achieving profitable operations. There is no assurance the Company will be successful in manufacturing and selling its new power supplies or in achieving profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                       83